                                                                   EXHIBIT 10.39

================================================================================

                               TERM LOAN AGREEMENT

                          Dated as of November 6, 2003

                                     between

              NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP,

                                  as Borrower,

                      NORTHLAND COMMUNICATIONS CORPORATION,

                                  as Guarantor

                                       and

                        CIT LENDING SERVICES CORPORATION,

                               as Agent and Lender

================================================================================

                                TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
1.       TERM LOAN...................................................................................          1

         1.1      Term Loan..........................................................................          1
         1.2      Prepayments........................................................................          2
         1.3      Use of Proceeds....................................................................          3
         1.4      Interest and Applicable Margins....................................................          4
         1.5      Cash Management Systems............................................................          6
         1.6      Fees...............................................................................          6
         1.7      Receipt of Payments................................................................          6
         1.8      Allocation of Payments.............................................................          7
         1.9      Loan Account and Accounting........................................................          7
         1.10     Indemnity..........................................................................          7
         1.11     Access.............................................................................          8
         1.12     Taxes..............................................................................          9
         1.13     Capital Adequacy; Increased Costs; Illegality......................................          9

2.       CONDITIONS PRECEDENT........................................................................         11

         2.1      Conditions to the Term Loan........................................................         11

3.       REPRESENTATIONS AND WARRANTIES..............................................................         13

         3.1      Authorization, Validity, and Enforceability of this Agreement and the Loan
                    Documents; Locations.............................................................         13
         3.2      Financial Statements and Projections...............................................         14
         3.3      Material Adverse Effect............................................................         15
         3.4      Ownership of Property; Liens.......................................................         15
         3.5      Labor Matters......................................................................         16
         3.6      Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness..........         16
         3.7      Government Regulation..............................................................         16
         3.8      Margin Regulations.................................................................         17
         3.9      Taxes..............................................................................         17
         3.10     ERISA..............................................................................         17
         3.11     No Litigation......................................................................         18
         3.12     Brokers............................................................................         18
         3.13     Intellectual Property..............................................................         18
         3.14     Full Disclosure....................................................................         19
         3.15     Environmental Matters..............................................................         19
         3.16     Insurance..........................................................................         20
         3.17     Deposit and Disbursement Accounts..................................................         20
         3.18     Government Contracts...............................................................         20
         3.19     Customer and Trade Relations.......................................................         20
         3.20     Solvency...........................................................................         21
         3.21     Partnership Tax Status.............................................................         21
         3.22     [Intentionally Omitted]............................................................         21

         3.23     Licenses; Governmental Approvals and Access Rights.................................         21

4.       FINANCIAL STATEMENTS AND INFORMATION........................................................         23

         4.1      Reports and Notices................................................................         23
         4.2      Communication with Accountants.....................................................         26

5.       AFFIRMATIVE COVENANTS.......................................................................         26

         5.1      Maintenance of Existence and Conduct of Business...................................         26
         5.2      Payment of Charges.................................................................         27
         5.3      Books and Records..................................................................         27
         5.4      Insurance; Damage to or Destruction of Collateral..................................         27
         5.5      Compliance with Laws...............................................................         29
         5.6      Supplemental Disclosure............................................................         29
         5.7      Intellectual Property..............................................................         30
         5.8      Environmental Matters..............................................................         30
         5.9      Acquisitions of Interests in Real Estate; Bailee Letters...........................         31
         5.10     Further Assurances.................................................................         33
         5.11     Legal Requirements.................................................................         33
         5.12     Filings and Consents...............................................................         33

6.       NEGATIVE COVENANTS..........................................................................         34

         6.1      Mergers, Subsidiaries, Etc.........................................................         34
         6.2      Investments; Loans and Advances....................................................         34
         6.3      Indebtedness.......................................................................         34
         6.4      Employee Loans and Affiliate Transactions..........................................         35
         6.5      Capital Structure and Business.....................................................         35
         6.6      Guaranteed Indebtedness............................................................         35
         6.7      Liens..............................................................................         36
         6.8      Sale of Stock and Assets...........................................................         36
         6.9      ERISA..............................................................................         37
         6.10     Financial Covenants................................................................         37
         6.11     Hazardous Materials................................................................         38
         6.12     Sale-Leasebacks....................................................................         38
         6.13     Restricted Payments................................................................         38
         6.14     Change of Name or Location; Existence; Change of Fiscal Year.......................         38
         6.15     Real Estate Purchases..............................................................         38
         6.16     Changes Relating to Material Contracts.............................................         39

7.       TERM........................................................................................         39

         7.1      Termination........................................................................         39
         7.2      Survival of Obligations Upon Termination of Financing Arrangements.................         39

8.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES......................................................         39

         8.1      Events of Default..................................................................         39
         8.2      Remedies...........................................................................         41
         8.3      Waivers by Credit Parties..........................................................         42
         8.4      Consent to Receiver................................................................         42

9.       ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT.........................................         43

         9.1      Assignment and Participations......................................................         43
         9.2      Appointment of Agent...............................................................         44
         9.3      Agent's Reliance, Etc..............................................................         45
         9.4      CIT and Affiliates.................................................................         46
         9.5      Indemnification....................................................................         46
         9.6      Successor Agent....................................................................         46
         9.7      Setoff and Sharing of Payments.....................................................         47
         9.8       Payments; Information; Actions in Concert.........................................         48

10.      SUCCESSORS AND ASSIGNS......................................................................         48

         10.1     Successors and Assigns.............................................................         48

11.      MISCELLANEOUS...............................................................................         49

         11.1     Complete Agreement; Modification of Agreement......................................         49
         11.2     Amendments and Waivers.............................................................         49
         11.3     Fees and Expenses..................................................................         50
         11.4     No Waiver..........................................................................         52
         11.5     Remedies...........................................................................         52
         11.6     Severability.......................................................................         52
         11.7     Conflict of Terms..................................................................         52
         11.8     Confidentiality....................................................................         52
         11.9     GOVERNING LAW......................................................................         53
         11.10    Notices............................................................................         54
         11.11    Section Titles.....................................................................         54
         11.12    Counterparts.......................................................................         55
         11.13    WAIVER OF JURY TRIAL...............................................................         55
         11.14    Press Releases and Related Matters.................................................         55
         11.15    Reinstatement......................................................................         55
         11.16    Advice of Counsel..................................................................         56
         11.17    No Strict Construction.............................................................         56

12.      GUARANTEE...................................................................................         56

         12.1     Guarantee..........................................................................         56
         12.2     Certain Waivers....................................................................         56
         12.3     Guaranty of Payment................................................................         56
         12.4     No Setoffs.........................................................................         56
         12.5     Reinstatement......................................................................         57
         12.6     Indemnification....................................................................         57
         12.7     Subordination......................................................................         57
         12.8     Excess Payments Among Guarantors...................................................         57

13.      DEFINITIONS.................................................................................         58

                               INDEX OF APPENDICES

Annex A (Section 1.5)          -        Cash Management System
Annex B (Section 9.9(a))       -        Lenders' Wire Transfer Information

Exhibit 1.1(a)                 -        Form of Term Note
Exhibit 1.4(e)                 -        Form of Notice of Conversion/Continuation
Exhibit 2.1(a)                 -        Closing Document Index
Exhibit 3.1(n)(1)              -        Form of Borrower Opinion
Exhibit 3.1(n)(2)              -        Form of Regulatory Opinion
Exhibit 9.1(a)                 -        Form of Assignment Agreement

Schedule  1.3                  -        Sources and Uses; Funds Flow Memorandum
Schedule  2.1(c)               -        Approvals
Schedule  2.1(f)               -        Mortgages, Leasehold Mortgages and Bailee Letters
Schedule  3.1(b)               -        Collateral Locations; Type of Entity; State of
                                        Organization

Schedule  3.2                  -        Financial Statements
Schedule  3.4                  -        Real Estate and Leases
Schedule  3.5                  -        Labor Matters
Schedule  3.6                  -        Ventures, Subsidiaries and Affiliates; Outstanding
                                        Stock
Schedule  3.9                  -        Tax Matters
Schedule  3.10                 -        ERISA Plans
Schedule  3.11                 -        Litigation
Schedule  3.13                 -        Intellectual Property
Schedule  3.15                 -        Environmental Matters
Schedule  3.16                 -        Insurance
Schedule  3.17                 -        Deposit and Disbursement Accounts
Schedule  3.18                 -        Government Contracts
Schedule  3.23(a)(i)           -        Systems
Schedule  3.23(a)(ii)          -        FCC Licenses and Franchises
Schedule  3.23(e)              -        Compliance with Cable Act
Schedule  3.23(f)              -        Compliance with Other Communications Laws
Schedule  3.23(g)              -        Access Rights Agreements
Schedule  5.1                  -        Trade Names
Schedule  6.3                  -        Indebtedness
Schedule  6.4(a)               -        Transactions with Affiliates
Schedule  6.7(a)               -        Existing Liens

         This TERM LOAN AGREEMENT (this "Agreement"), dated as of November __, 2003 among NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP, a Washington limited partnership ("Borrower"); NORTHLAND COMMUNICATIONS CORPORATION, a Washington corporation, as Guarantor ("NCC"); the other Credit Parties signatory hereto; CIT LENDING SERVICES CORPORATION, a Delaware corporation (in its individual capacity, "CIT"), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.

                                    RECITALS

         WHEREAS, Borrower has requested that Lenders extend a term loan to Borrower of TWENTY-ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($21,500,000) in the aggregate for the purpose of refinancing certain indebtedness of Borrower and to provide (a) working capital financing for Borrower and (b) funds for other general corporate purposes of Borrower; and for these purposes, Lenders are willing to make such loan upon the terms and conditions set forth herein; and

         WHEREAS, Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its existing and after-acquired personal and real property, including, without limitation, all Franchises; and

         WHEREAS, NCC, as managing general partner of Borrower, is willing to guarantee all of the obligations of Borrower to Agent and Lenders under the Loan Documents and to pledge to Agent, for the benefit of Agent and Lenders, all rights of NCC to receive distributions from Borrower payable on account of NCC's equity interest in Borrower to secure such guaranty; and

         WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 13 and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Section 13 shall govern. All Annexes, Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.       TERM LOAN

         1.1       Term Loan.

                  (a)      Term Loan .

                           (i) Subject to the terms and conditions hereof, each Lender agrees to make a term loan (collectively, the "Term Loan") on the Closing Date to Borrower in the original principal amount of its Pro Rata Share of the Maximum Term Loan Amount. The Term Loan shall be evidenced by promissory notes substantially in the form of

         Exhibit 1.1(a) (each a "Term Note" and collectively the "Term Notes"), and, except as provided in Section 1.9, Borrower shall execute and deliver a Term Note to each applicable Lender. Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Lender's Pro Rata Share, together with interest thereon as prescribed in Section 1.4.

                           (ii) Borrower shall, without setoff, deduction or counterclaim, repay the principal amount of the Term Loan in twenty-one
         (21) consecutive quarterly installments on the last day of March, June, September and December of each Fiscal Year, commencing March 31, 2004, followed by a final installment on the Maturity Date, when all remaining outstanding principal and accrued interest thereon shall be due and payable in full without setoff, deduction or counterclaim. Quarterly payments of principal in respect of the Term Loan shall be in the amounts set forth below:

                                                                  AMOUNT OF QUARTERLY
              QUARTERLY DUE DATES                                  PRINCIPAL PAYMENT
              -------------------                                 -------------------
March 31, 2004 through December 31, 2004                                $  806,250
March 31, 2005 through December 31, 2005                                $  860,000
March 31, 2006 through December 31, 2006                                $  913,750
March 31, 2007 through December 31, 2007                                $1,128,750
March 31, 2008 through December 31, 2008                                $1,343,750
Maturity Date                                           The then remaining outstanding and unpaid
                                                             principal balance of the Term Loan.

                           (iii) Notwithstanding Section 1.1(a)(ii), the aggregate outstanding principal balance of the Term Loan shall be due and payable in full in immediately available funds on the Maturity Date, if not sooner paid in full. No payment with respect to the Term Loan may be reborrowed.

                           (iv) Each payment of principal with respect to the Term Loan shall be paid to Agent, for the ratable benefit of each Lender, ratably in proportion to each such Lender's respective Pro Rata Share.

                  (b) Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.

         1.2      Prepayments.

                  (a) Voluntary Prepayments. Borrower may at any time on at least five (5) days' prior written notice to Agent, voluntarily prepay all or part of the Term Loan; provided that any such prepayments shall be an integral multiple of Five Hundred Thousand Dollars ($500,000) or such lesser amount as equals the then outstanding principal amount of the Term Loan. Any voluntary prepayment of the Term Loan must be accompanied by payment of the Fee required by Section 1.6(b), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 1.10(b). Any voluntary partial prepayments of the Term Loan shall be applied to prepay the scheduled installments of the Term Loan in inverse order of maturity.

                  (b)      Mandatory Prepayments.

                           (i) Immediately upon receipt by Borrower of proceeds of any disposition of assets of any kind (including, without limitation, any amounts from (x) System Dispositions or (y) insurance or condemnation proceeds required to be prepaid in accordance with
         Section 5.4(e) or the Mortgages, respectively), Borrower shall prepay the Term Loan in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) sales, use and transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in an amount reasonably estimated by Borrower and reasonably acceptable to Agent equal to the income taxes payable as a result of any such disposition. Any such prepayment shall be applied in accordance with Section 1.2(c) and must be accompanied by payment of the Fee required by Section 1.6(b), if any. Notwithstanding the foregoing, the following amounts shall not be subject to mandatory prepayment under this clause (b)(i): (A) the proceeds of any sale of assets to the extent permitted by Section 6.8(a), and (B) the Permitted Wave Transaction Proceeds.

                           (ii) If Borrower issues Stock or any Indebtedness (other than Indebtedness issued pursuant to Section 6.7(a)(iii)), no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Term Loan in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.2(c) and must be accompanied by payment of the Fee required by Section 1.6(b), if any.

                  (c) Application of Certain Mandatory Prepayments. Any prepayments made by Borrower pursuant to Section 1.2(b) above shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan; third, to prepay the scheduled principal installments of the Term Loan (accompanied by payment of the Fee required by Section 1.6(b), if any, plus the payment of any LIBOR funding breakage costs in accordance with
Section 1.10(b), such principal prepayment to be applied in pro rata to the then remaining scheduled payments on the Term Loan, until such Term Loan shall have been prepaid in full.

                  (d) No Implied Consent. Nothing in this Section 1.2 shall be construed to constitute Agent's or any Lender's consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

         1.3 Use of Proceeds. Borrower shall utilize the proceeds of the Term Loan solely for the Refinancing (and to pay any related transaction expenses), and for the financing of Borrower's ordinary working capital and general corporate needs. Schedule 1.3 contains a description of Borrower's sources and uses of funds as of the Closing Date, including the Term Loan, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

         1.4      Interest and Applicable Margins.

                  (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in arrears on each applicable Interest Payment Date, at (i) the Base Rate plus the Applicable Base Rate Margin per annum or, (ii) at the election of Borrower and subject to the other provisions of this Agreement respecting the availability of LIBOR Rate, the applicable LIBOR Rate plus the Applicable LIBOR Margin per annum.

         As of the Closing Date and until adjusted as described below, the Applicable Margins are as follows:

Applicable Base Rate Margin                  3.50%
Applicable LIBOR Margin                      4.50%

         The Applicable Margins shall, commencing on the first day of the month following the first anniversary of the Closing Date, be adjusted prospectively on a quarterly basis as determined by Borrower's financial performance, commencing on the fifth (5th) Business Day after delivery of Borrower's quarterly Financial Statements. Adjustments in Applicable Margins shall be determined by reference to the following grid:

                                  APPLICABLE BASE   APPLICABLE
IF TOTAL LEVERAGE RATIO IS:         RATE MARGIN    LIBOR MARGIN
---------------------------       ---------------  ------------
> or = 4.0: 1.0                        3.50%           4.50%
<  4.0: 1.0, but > or = 3.5: 1.0       3.25%           4.25%
<  3.5: 1.0, but > or = 3.0: 1.0       3.00%           4.00%
<  3.0: 1.0                            2.75%           3.75%

         Failure to timely deliver such Financial Statements shall at the election of Agent, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.

                  (b) If any payment becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period and except for purpose of calculating financial covenant compliance) payable at the then applicable rate during such extension.

                  (c) All computations of Fees calculated on a per annum basis and interest with respect to the Base Rate shall be made by Agent on the basis of a 365/366-day year and all computations of interest with respect to the LIBOR Rate shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Base Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees, absent manifest error.

                  (d) So long as an Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to Term Loan shall be increased by two percentage points (2%) per annum above the rates of interest otherwise applicable hereunder unless Agent or Requisite Lenders elect to impose a smaller increase (the "Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations during the continuance of such Default or Event of Default until such Default or Event of Default is cured or waived in writing.

                  (e) So long as no Default of Event of Default has occurred and is continuing, Borrower shall have the option to (i) convert at any time all or any part of the Term Loan from a Base Rate Loan to a LIBOR Loan;
(ii) convert any LIBOR Loan to a Base Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.10(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto; or (iii) continue all or any portion of the Term Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued LIBOR Loan shall commence on the first day after the last day of the LIBOR Period of the LIBOR Loan to be continued. Any portion of the Term Loan to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $500,000 and integral multiples of $100,000 in excess of such amount. Any such election must be made by 11:00 a.m. (New York time) on the Third Business Day prior to (1) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (2) the date on which Borrower wishes to convert any Base Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no such timely election is received (or if Default or an Event of Default has occurred and is continuing), that LIBOR Loan shall be converted to an Base Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion to or continuation of a LIBOR Loan, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 1.4(e).

                  (f) Notwithstanding anything to the contrary set forth in this Section 1.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this

Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

         1.5 Cash Management Systems. On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described in Annex A (the "Cash Management Systems").

         1.6      Fees.

                  (a) Borrower shall pay to CIT, individually, the Fees specified in the CIT Fee Letter.

                  (b) If Borrower, from time to time, prepays all or any portion of the Term Loan, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations (other than any such amounts received by the Borrower pursuant to Section 5.4) (the "Subject Amounts"), Borrower shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of having made funds available hereunder, an amount equal to the Applicable Percentage (as defined below) multiplied by the principal amount of the Subject Amounts (the "Prepayment Fee"). The Prepayment Fee shall only apply to the extent that on or before the third anniversary of the Closing Date the aggregate Subject Amounts (regardless of the number of events or transactions causing such prepayments) exceed $5,375,000. Upon payment by the Borrower of aggregate Subject Amounts exceeding $5,375,000 (a "Triggering Payment"), Borrower shall be obligated to pay the Prepayment Fee with respect to the aggregate of all Subject Amounts resulting from (i) the Triggering Payment, plus (ii) all prior payments of Subject Amounts during the six (6) months preceding the Triggering Payment; such Prepayment Fee to be determined based upon the Applicable Percentage in effect as of the date of the Triggering Payment. Following a Triggering Payment, Borrower shall be obligated to pay the Prepayment Fee with respect to each transaction generating additional Subject Amounts determined based upon the Applicable Percentage in effect as of the date of each such subsequent transaction. As used herein, the term "Applicable Percentage" shall mean (x) two percent (2%), in the case of a prepayment on or prior to the first anniversary of the Closing Date; (y) one and one-half percent (1-1/2%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof; and (z) one percent (1%), in the case of a prepayment after the second anniversary of the Closing Date but on or prior to the third anniversary thereof. The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Lenders' lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Term Loan.

         1.7 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

         1.8      Allocation of Payments.

                  (a) All payments and prepayments shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to all payments made when an Event of Default has occurred and is continuing or following the Maturity Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records.

         1.9 Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record reflecting the Term Loan, all payments made by Borrower and all other debits and credits as provided in this Agreement with respect to the Term Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Term Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

         1.10     Indemnity.

                  (a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of or in connection with or arising out of (i) credit having been extended, suspended or terminated under this Agreement and the other Loan Documents, (ii) the administration of such credit, (iii) the transactions contemplated hereunder and thereunder and/or (iv) any actions or failures to act in connection with any of the foregoing, including, without limitation, any and all legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from (i) that Indemnified Person's gross negligence or willful misconduct, as determined by a final non-appealable order of a court of competent jurisdiction, or (ii) from claims between or among Lenders to the extent not attributable to actions or inactions of any Credit Party. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS

DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

                  (b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall request a termination of any conversion into or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Term Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.10(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

         1.11 Access. Each Credit Party that is a party hereto shall, from time to time not more than once during each Fiscal Year (unless an Event of Default has occurred and is continuing, whereupon no such limit shall apply) during normal business hours, from time to time upon two (2) Business Days' prior notice: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of each Credit Party, the Systems and the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party's books and records relating to the Borrower, the Systems or the Collateral, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts and other Collateral of any Credit Party relating to Borrower or the Systems. If an Event of Default has occurred and is continuing, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Agent and each Lender with access to its suppliers. Each Credit Party shall make available to Agent and its counsel reasonably promptly originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for such Credit Party relating to Borrower or the Systems, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party relating to Borrower or the Systems. Agent will give Lenders at least five (5) days' prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent's representatives on regularly scheduled audits at no charge to Borrower.

         1.12     Taxes.

                  (a) Any and all payments by Borrower hereunder or under the Term Notes shall be made, in accordance with this Section 1.12, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Term Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.12) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

                  (b) Each Credit Party that is a signatory hereto shall indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.12) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

                  (c) Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Term Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

         1.13     Capital Adequacy; Increased Costs; Illegality.

                  (a) If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application or applicable law or regulation, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.13(a).

                  (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or
(ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or maintain the Term Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be presumptive evidence of the matters set forth therein. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application or applicable law or regulation, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.13(b).

                  (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Base Rate Loans.

                  (d) Within thirty (30) days after receipt by Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Sections 1.12(a), 1.13(a) or 1.13(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower, with the consent of Agent

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

(which consent shall not be unreasonably withheld or delayed), may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign its Term Loan to such Replacement Lender for an amount equal to the principal balance of its Term Loan held by the Affected Lender, all accrued interest and Fees with respect thereto and all other amounts due to such Affected Lender through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrower's notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower's rights under this
Section 1.13(d) shall terminate with respect to such Affected Lender and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.12(a), 1.13(a) and 1.13(b).

2.       CONDITIONS PRECEDENT

         2.1 Conditions to the Term Loan. No Lender shall be obligated to make the Term Loan on the Closing Date, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lenders in their sole discretion:

                  (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including, without limitation, all those documents and agreements listed on the Closing Document Index attached as
Exhibit 2.1(a), each in form and substance reasonably satisfactory to Agent.

                  (b) Repayment of Existing Lenders' Obligations. Agent shall have received a fully executed original of a pay-off letter reasonably satisfactory to Agent confirming that all of the Existing Lenders' Obligations will be repaid in full from the proceeds of the Term Loan and all Liens upon any of the property of Borrower or NCC in favor of the Existing Lenders shall be terminated by the Existing Lenders immediately upon such payment.

                  (c) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including, without limitation, all requisite Governmental Authorities (including any Franchise Authority or other franchise authority or, to the extent required, the FCC), and counterparties to any material contracts relating to Borrower or any System to the execution, delivery and performance of this Agreement and the other Loan Documents (excluding any Access Right Agreements other than those listed on Schedule 2.1(c)) or (ii) an officer's certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

                  (d) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in
Section 1.6 (including the Fees specified in the CIT Fee Letter), and shall have reimbursed Agent for all out-of-pocket fees, costs and expenses of closing presented as of the Closing Date.

                  (e) Capital Structure; Other Indebtedness. The Borrower shall have made no material change to its capital structure.

                  (f) Mortgages; Leasehold Mortgages and Bailee Letters. Agent shall have received evidence of satisfaction of each of the requirements of Section 5.9 with respect to all of the Real Estate owned or leased by Borrower and listed on Schedule 2.1(f).

                  (g) Waivers. Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance satisfactory to Agent, in each case as required pursuant to Section 5.9.

                  (h) Insurance. Agent shall have received satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as reasonably requested by Agent, in favor of Agent, on behalf of Lenders.

                  (i)      [Intentionally Omitted.]

                  (j) Subordination Agreement. Agent and Lenders shall have received any and all subordination agreements, all in form and substance reasonably satisfactory to Agent, in its sole discretion, as Agent shall have deemed necessary or appropriate with respect to (i) any Indebtedness of Borrower and (ii) the Management Agreement and any other management or similar fees payable by Borrower to NCC.

                  (k) System Engineering Reports. Agent shall have received system engineering reports with respect to each System, each of which shall be in form and substance reasonably satisfactory to Agent.

                  (l) Audited Financials; Financial Condition. Agent shall have received the Financial Statements, Pro Forma, Projections and other materials set forth in Section 3.2, certified by an executive officer of NCC, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of an executive officer of NCC to the effect that
(a) Borrower will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; (c) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (d) containing such other statements with respect to the Solvency of Borrower and matters related thereto as Agent shall request.

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

                  (m) Financial Covenants. Borrower shall have provided to Agent evidence, satisfactory to Agent in its sole discretion, of its compliance on the Closing Date (on a pro-forma basis) with the Financial Covenants.

                  (n) No Material Change. There shall not have occurred a material adverse change since December 31, 2002 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) of Borrower.

                  (o) Due Diligence. Agent shall have completed its business and legal due diligence.

                  (p) Legal Opinions. The Agent shall have received, with a counterpart for each Lender, the executed legal opinions required by Agent, including without limitation: (i) of Cairncross & Hempelmann, P.S., special counsel to the Credit Parties, Cole Raywid & Braverman, L.L.P., special regulatory counsel to the Credit Parties and Baker Botts LLP, special Texas counsel to the Credit Parties, each substantially in the form of Exhibits 3.1(n)(1), 3.1(n)(2) and 3.1(n)(3), respectively, covering such matters relating to the Credit Parties and the Loan Documents as Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

                  (q) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Agent, and the Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

3.       REPRESENTATIONS AND WARRANTIES

         To induce Lenders to make the Term Loan, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

         3.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents; Locations.

                  (a) Each Credit Party has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant to the Agent Liens upon and security interests in the Collateral in which it has an interest. Such Credit Party has taken all necessary action (including obtaining approval of its partners, stockholders or other equity holders, if necessary) to authorize its execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by such Credit Party, and constitute the legal, valid and binding obligations of such Credit Party, enforceable against it in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Such Credit Party's execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of such Credit Party, by reason of, the terms of (a) any contract, mortgage, lease, agreement, indenture or instrument to which such Credit Party is a party or which is binding upon it; (b) any law or regulation, or any order or decree of any court or Governmental Authority; (c) consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date, or (d) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement or other organizational documents of such Credit Party.

                  (b) As of the Closing Date, the current location of Borrower's chief executive office and the warehouses and premises at which any Collateral is located (except for (i) installed cable plant (other than head-end equipment) and other assets that are deployed or otherwise installed at residential locations, and (ii) assets that have a value less than $100,000 in the aggregate for any one such location) are set forth in Schedule 3.1(b), and none of such locations has changed within the 12 months preceding the Closing Date. In addition, Schedule 3.1(b) lists the federal employer identification number and organizational identification number, if any, of Borrower.

         3.2 Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Borrower that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of Borrower as at the dates thereof and the results of its operations and cash flows for the periods then ended.

                  (a) Financial Statements. The Borrower has heretofore furnished to the Agent on or before the date hereof (and the same are attached hereto as Schedule 3.2):

                           (i) The audited balance sheets of Borrower as at each of December 31, 2002 and December 31, 2001, and the statements of operations, changes in partners' equity and changes in financial position of Borrower for such Fiscal Years, certified, without qualification, by KPMG or Arthur Andersen, as the case may be.

                           (ii) The unaudited balance sheet at June 30, 2003 and the related statement of income and cash flows of Borrower for the two Fiscal Quarters then ended.

                  (b) Pro Forma. The Pro Forma heretofore furnished to the Agent on or before the date hereof was prepared by Borrower giving pro forma effect to the Refinancing, was based on the unaudited balance sheet of Borrower referred to in Section 3.2(a)(ii), and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

                  (c) Projections. The Projections heretofore furnished to the Agent on or before the date hereof have been prepared by Borrower in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections for the six (6) year period beginning on August 1, 2003 on a month-by-month basis for the first year and on a year-by-year basis thereafter. The Projections are based upon the same accounting principles as those used in the preparation of the Financial Statements and the estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

         3.3 Material Adverse Effect. Between December 31, 2002 and the Closing Date, (a) Borrower has not incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term Leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, Lease or other agreement or instrument has been entered into by Borrower or has become binding upon Borrower's assets and, to the knowledge of each Credit Party, no law or regulation applicable to Borrower has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) Borrower is not in default and to the best knowledge of each Credit Party, no third party is in default under any material contract, Lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since December 31, 2002, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

         3.4 Ownership of Property; Liens. As of the Closing Date, all interests in real property owned or leased by, or for the benefit of Borrower or any System (excluding Access Rights) are listed in Schedule 3.4 (collectively, and together with any additional real estate acquired after the Closing Date, the "Real Estate") and such interests constitutes all of the interests in real property owned, Leased or otherwise used by, or for the benefit of Borrower or any System (excluding ordinary course easements, rights of access, use ingress or egress incidental to the operations of Borrower or any System which are unrecorded). Borrower owns good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its Leased Real Estate, all as described on Schedule 3.4, and copies of all such Leases or a summary of terms thereof reasonably satisfactory to Agent have heretofore been furnished to Agent. Schedule 3.4 further describes any Real Estate with respect to which Borrower is a lessor, sublessor or assignor as of the Closing Date. Borrower also has valid title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of Borrower are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Borrower has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect Borrower's right, title and interest in and to all such Real Estate and other properties and assets, except where failure to receive such documents would not, individually or in the aggregate, have a material adverse effect on Borrower's right, title and interest in and to any parcel of Real Estate. Schedule 3.4 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of Borrower's Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

         3.5 Labor Matters. Except as set forth on Schedule 3.5, as of the Closing Date: (a) Borrower is not party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Schedule 3.5 have heretofore been furnished to Agent); (b) no strikes or other material labor disputes against any Borrower are pending or, to any Credit Party's knowledge, threatened; (c) hours worked by and payment made to employees of Borrower comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters, except where failure to comply with such laws could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (d) all payments due from Borrower for employee health and welfare insurance have been paid or accrued as a liability on Borrower's books, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (e) there is no organizing activity involving Borrower pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; and (f) there are no material complaints or charges against Borrower pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower of any individual.

         3.6 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. As of the Closing Date, Borrower does not have any Subsidiaries, is not is engaged in any joint venture or partnership with any other Person, and does not own Stock of or otherwise "control" (as such term is defined in the definition of Affiliate in Section 13) any other Person. Schedule 3.6 sets forth the identity of each General Partner of Borrower, and except as set forth therein no other Person has the right under the Partnership Agreement or applicable law to exercise general management of the Borrower. Except as set forth in Schedule 3.6, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities. All outstanding Indebtedness and Guaranteed Indebtedness of Borrower as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Schedule 6.3).

         3.7 Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Term Loan by Lenders to Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Refinancing will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission or any other Governmental Authority.

         3.8 Margin Regulations. No part of the proceeds of the Term Loan will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect or for any purpose that violates the provisions of any regulations of the Federal Reserve Board. If requested by any Lender or the Agent, Borrower will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

         3.9 Taxes. All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by Borrower have been filed with the appropriate Governmental Authority on or prior to the applicable due date therefor (subject to any extensions thereof), and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding Charges or other amounts being contested in accordance with Section 5.2(b) and unless the failure to so file or pay would not reasonably be expected to result in fines, penalties or interest in excess of $50,000 in the aggregate. Proper and accurate amounts have been withheld by Borrower from its respective employees for all periods in compliance in all material respects with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 3.9 sets forth as of the Closing Date those taxable years for which Borrower's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Schedule 3.9, as of the Closing Date, Borrower has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Borrower is not liable for any Charges:
(a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party's knowledge, as a transferee. As of the Closing Date, Borrower has not agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

         3.10     ERISA.

                  (a) Schedule 3.10 lists as of the Closing Date, all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan have heretofore been furnished to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and, nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Neither Borrower nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither Borrower nor ERISA Affiliate has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or
Section 4975 of the IRC.

                  (b) Except as set forth in Schedule 3.10: (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan;
(iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a "standard termination" as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with material Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or an equivalent rating by another nationally recognized rating agency.

         3.11 No Litigation. No action, claim, lawsuit, dispute, demand, investigation or proceeding of any kind is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) that directly or indirectly challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.11, as of the Closing Date there is no Litigation pending or, to the knowledge of any Credit Party, threatened against or otherwise involving any Credit Party which seeks (i) damages in excess of $100,000 or (ii) injunctive relief against any Credit Party which would materially effect the operations of such Credit Party's business.

         3.12 Brokers. No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Term Loan and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

         3.13 Intellectual Property. As of the Closing Date, Borrower owns or has rights to use all Intellectual Property necessary to continue to conduct, in all material respects, its business as now conducted by it or presently proposed to be conducted by it. Each Patent, Trademark, Copyright and License to which Borrower is a party or which is otherwise material to the business of Borrower is listed, together with application or registration numbers, as applicable, in Schedule 3.13. Borrower conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect, except for matters which, if adversely determined, would not reasonably be expected to result in (i) damages to any Credit Party in excess $50,000 or (ii) injunctive relief against any Credit Party which would materially effect the operations of such Credit Party's business. Except as set forth in Schedule 3.13, no Credit Party is aware of any material infringement claim against any Credit Party by any other Person with respect to any Intellectual Property used by Borrower.


         3.14 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or other written reports from time to time prepared by any Credit Party and delivered hereunder or any written statement prepared by any Credit Party and furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Projections from time to time delivered hereunder are or will be based upon the estimates and assumptions stated therein, all of which Borrower believed at the time of delivery to be reasonable and fair in light of current conditions and current facts known to Borrower as of such delivery date, and reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein. Such Projections are not a guaranty of future performance and actual results may differ from those set forth in such Projections. To the extent that Agent and Lenders have taken the steps set forth in the legal opinions delivered pursuant to Section 3.1(n) as necessary to perfect and maintain the perfection of the Liens granted to Agent under the Collateral Documents, the Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

         3.15     Environmental Matters.

                  (a) Except as set forth in Schedule 3.15, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed, individually or in the aggregate, $100,000; (ii) no Credit Party has caused or suffered to occur any material Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) Borrower has been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed, individually or in the aggregate, $100,000; (iv) Borrower has obtained, and is in compliance with, all Environmental Permits required by Environmental Laws for the operations of its business as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed, individually or in the aggregate, $100,000, and all such Environmental Permits are valid, in good standing, and, to the knowledge of each Credit Party, uncontested; (v) Borrower is not involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of Borrower which could reasonably be expected to exceed, individually or in the aggregate, $100,000; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess, individually or in the aggregate, of $100,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (viii) Borrower has provided to Agent copies of all existing environmental reports, reviews and audits of which Borrower has knowledge and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

                  (b) Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) does not, prior to the exercise of any remedies granted to Agent pursuant to this Agreement or the other Loan Documents, have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

         3.16 Insurance. Schedule 3.16 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by Borrower, as well as a summary of the terms of each such policy.

         3.17 Deposit and Disbursement Accounts. Schedule 3.17 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date relating to Borrower or the Systems, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

         3.18 Government Contracts. Except as set forth on Schedule 3.18 and except for the Franchises, Borrower is not party to any contract or agreement with any Governmental Authority. None of Borrower's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

         3.19 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of Borrower with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of Borrower; or the business relationship of Borrower with any supplier essential to the operation of any System.

         3.20 Solvency. Both before and after giving effect to (a) the Term Loan, (b) the disbursement of the proceeds of the Term Loan pursuant to the instructions of Borrower, (c) the Refinancing and (d) the payment and accrual of all transaction costs in connection with the foregoing, Borrower and all other Credit Parties are and will be Solvent.

         3.21 Partnership Tax Status. Borrower, since its organization, has been treated as a partnership within the meaning of Section 761(a) of the IRC for Federal income tax purposes and has not been and is not an entity subject to Federal or state income tax. No Credit Party has any knowledge of any inquiry or investigation by any Person (including, without limitation, the IRS) as to whether or not Borrower is, or any claim or assertion by any Person (including, without limitation, the IRS) that Borrower is not, a partnership for Federal or state income tax purposes or an entity subject to Federal or state income taxes.

         3.22     [Intentionally Omitted.]

         3.23     Licenses; Governmental Approvals and Access Rights.

                  (a) Borrower has duly secured all necessary licenses and Franchises from, and has filed all required registrations, applications, reports and other documents with and paid all required royalty and other fees to, the FCC, the U.S. Copyright Office, each Franchise Authority and other entities exercising jurisdiction over the provision of cable television or the construction of the systems therefor, in respect of its business as currently conducted, in each case other than where the failure to do any of the foregoing could not reasonably be expected to have a material adverse effect upon Borrower's ability to operate each System identified on Schedule 3.23(a)(i) in substantially the same manner as operated immediately prior to the Closing Date; provided, however, in the case of the payment of royalty and other fees in respect of each Franchise, Borrower has paid all such fees other than fees, the validity or amount is which are being contested in good faith by appropriate proceedings and for which adequate reserves are being held in accordance with GAAP. No Lender, solely by reason of the execution, delivery and performance of any of the Loan Documents, will be subject to the regulation or control of any Governmental Authority, except in connection with the enforcement of remedies. Without limiting the generality of the foregoing, Borrower holds the FCC Licenses and Franchises specified on Schedule 3.23(a)(ii); all such FCC Licenses and Franchises are valid and in full force and effect; and to the knowledge of each Credit Party, no event has occurred or is occurring that could reasonably be expected to (i) result in the revocation or termination, modification in any material respect, or forfeiture of any such FCC License or Franchise, or (ii) materially and adversely affect any rights of Borrower under any FCC License or any Franchise; and no Credit Party has reason to believe or any knowledge that the FCC Licenses and Franchises specified on Schedule 3.23(a)(ii) will not be renewed in the ordinary course. Such FCC Licenses and Franchises are sufficient for Borrower to conduct its business as presently conducted or as it proposes to conduct it and to operate each System in substantially the same manner as operated immediately prior to the Closing Date. Schedule 3.23(a)(ii) correctly lists (1) such FCC Licenses and Franchises, (2) the geographical area to which each such FCC License or Franchise relates, (3) the expiration date, if any, of each such FCC License or Franchise, and (4) if not issued in the name of Borrower, the name of the Person in whose name such FCC License or Franchise is nominally issued and any restrictions on transfer.

                  (b) Borrower has duly and timely filed all cable television registration statements and other filings which are required to be filed by Borrower under the Communications Laws, the Cable Act and other relevant communications law, other than where the failure to make such filing on a timely basis would not (i) constitute a material violation thereof or (ii) result in the incurrence of a material penalty, and is in material compliance with such law, including, without limitation, the rules and regulations of the FCC and such Franchise Authority having jurisdiction over Borrower or any System.

                  (c) Borrower has paid all franchise, license, regulatory or other fees and charges which have become due pursuant to any FCC License, Franchise or permit in respect of its business and has made appropriate provisions as is required by GAAP for any such fees and charges which have accrued, except where the failure to make such payments or provisions could not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) otherwise have a material adverse effect upon Borrower's ability to operate each System in substantially the same manner as operated immediately prior to the Closing Date.

                  (d) Borrower has deposited with the U.S. Copyright Office all statements of account and other documents and instruments, and has paid all royalties, supplemental royalties, fees, interest assessments and other sums to the U.S. Copyright Office under the Copyright Act with respect to its business and the operation of the Systems as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in Section 111 of the Copyright Act, except where the failure to make such payments or deposits could not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) otherwise have a material adverse effect upon Borrower's ability to operate each System in substantially the same manner as operated immediately prior to the Closing Date. There is no inquiry, claim, action or demand pending, or to the knowledge of any Credit Party, threatened against any Credit Party, before the U.S. Copyright Office or from any other Person which questions the copyright filings or payments made by any Credit Party with respect to its business or the Systems. Complete and correct copies of all current reports and filings for the two reporting periods prior to the Closing Date, made or filed pursuant to the Copyright Act and the rules and regulations of the U.S. Copyright Office with respect to the conduct of the business of Borrower or the operation of the Systems, have been provided to Agent.

                  (e) Except as set forth on Schedule 3.23(e), each System is in compliance with the provisions of the Cable Act as such provisions relate to the rates and other charges of the Systems, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to
(i) have a Material Adverse Effect or (ii) otherwise have a material adverse effect upon Borrower's ability to operate each System in substantially the same manner as operated immediately prior to the Closing Date. Borrower has used reasonable good faith efforts to establish rates and charges to customers that are allowable under the Cable Act, and any authoritative interpretation thereof now in effect, for each System, to the extent such rates (on any tier) are presently subject to regulation by any Governmental Authority. Borrower has delivered to Agent complete and correct copies of all material FCC and other governmental forms filed by Borrower since January 1, 2002 and all material correspondence with any Governmental Authority delivered since such date, including any pending material complaints filed with the FCC or any other Governmental Authority with respect to any rates charged to Subscribers of the Systems and any other documentation supporting an exemption from the rate regulation provisions of the Cable Act claimed by Borrower with respect to any of the Systems. Except as set forth on Schedule 3.23(e), Borrower is not subject to rate regulation by any Governmental Authority and has not received any correspondence indicating that this may change in the future. Borrower has not made and is not bound by any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding with respect to any of the Systems.

                  (f) Except as set forth on Schedule 3.23(f), since January 1, 2002 (i) no written notices or demands have been received from the FCC, from any television station, or from any other Person or Governmental Authority (x) challenging the right of the Systems to carry any television broadcast station or deliver the same, or (y) claiming that any System has failed to carry a television broadcast station required to be carried pursuant to the Communications Laws, has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Laws; (ii) all necessary FAA, FCC and other governmental approvals have been obtained with respect to the height and location of towers used in connection with the operation of the Systems, and such towers are being operated in material compliance with the applicable FCC, FAA and other governmental rules, except where the failure to obtain such approvals or maintain such compliance could not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect or (y) otherwise have a material adverse effect upon Borrower's ability to operate each System in substantially the same manner as operated immediately prior to the Closing Date; and (iii) Borrower has not received, nor is Borrower bound by, any notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act.

                  (g) Borrower has duly secured all necessary Access Rights in respect of its business as currently conducted, in each case other than where the failure to do any of the foregoing could not reasonably be expected to have a material effect upon Borrower's ability to operate each System in substantially the same manner as operated immediately prior to the Closing Date. Borrower is party to each of the Access Rights Agreement described on Schedule 3.23(g); all such Access Rights Agreements are valid and in full force and effect; and to the knowledge of each Credit Party, no event has occurred or is occurring that could reasonably be expected to (i) result in the termination, modification in any material respect, any such Access Rights Agreement, or (ii) materially and adversely affect any rights of Borrower under any such Access Rights Agreement. Except for to the Access Rights Agreements identified on
Schedule 3.23(g), Borrower is not the beneficiary of any other Access Rights which are material to Borrower's ability to operate each System in substantially the same manner as operated immediately prior to the Closing Date.

4.       FINANCIAL STATEMENTS AND INFORMATION

         4.1 Reports and Notices. Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as indicated, the following:

                  (a) Quarterly Financials. To Agent and Lenders, within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, financial information regarding Borrower, certified by an executive officer of NCC, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a "Compliance Certificate") showing the calculations used in determining compliance with each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of an executive officer of NCC that
(x) such financial information have been prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and fairly present in all material respects, the financial position, results of operations and statements of cash flows of Borrower, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (y) any other information presented is true, correct and complete in all material respects and that each representation, warranty and covenant of each Credit Party is true and correct as of such date (except to the extent that any representation or warranty expressly relates to an earlier date) and there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrower shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

                  (b) Operating Plan. To Agent and Lenders, as soon as available, but not later than thirty (30) days after the end of each Fiscal Year, an annual operating plan for Borrower, approved by the managing general partner of Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes an annual budget (by month) for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

                  (c) Annual Audited Financials. To Agent and Lenders, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrower, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by KPMG or another an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared by NCC in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with respect to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware

of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, (iv) a Compliance Certificate relating to the last Fiscal Quarter of such Fiscal Year, and (v) the certification of the principal financial and accounting officer of NCC that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

                  (d)      Management Letters. To Agent and Lenders, within five
(5) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants relating to Borrower.

                  (e) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

                  (f) SEC Filings and Press Releases. To Agent and Lenders, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders relating to Borrower; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person (other than press releases in the nature of corporate promotion or advertising).

                  (g) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.

                  (h) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party, any System or any other Collateral that seeks (i) damages in excess of $100,000 or (ii) injunctive relief against any Credit Party which would materially effect the operations of such Credit Party's business.

                  (i) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4 that could reasonably be expected to exceed $100,000.

                  (j) Lease Default Notices. To Agent, within two (2) Business Days after receipt thereof, copies of (i) any and all default notices received under or with respect to any Leased location or public warehouse where Collateral is located (other than notices related to rent where payment thereof is possible and has in fact been made within a stated grace period in the case of any head-end location and, in the case of any other location, within 10 Business Days thereafter), and (ii) such other notices or documents as Agent may reasonably request.

                  (k) Other Documents. To Agent and Lenders, such other financial and other information respecting any Credit Party's business or financial condition as Agent or any Lender shall, from time to time, reasonably request.

                  (l) FCC and Other Governmental Documents. To Agent, at the time of delivery of each of the annual Financial Statements delivered pursuant to Section 4.1(c), (i) a listing of government contracts of Borrower subject to the Federal Assignment of Claims Act of 1940; (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter; and (iii) a report identifying any action or omission by Borrower with respect to the matters set forth in Section 3.23 (except where any such action or inaction could not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) otherwise have a material adverse effect upon Borrower's ability to operate each System in substantially the same manner as operated immediately prior to the Closing Date), including copies of any such notice accompanied by a report describing the measures undertaken by the Credit Parties to remedy any such action or omission.

         4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including KPMG, and authorizes and, at Agent's request, shall instruct those accountants and advisors to communicate to Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party.

5.       AFFIRMATIVE COVENANTS

         Borrower agrees that (and each other Credit Party executing this Agreement agrees to cause Borrower to comply with Borrower's agreement to) from and after the date hereof and until the Termination Date:

         5.1 Maintenance of Existence and Conduct of Business. Borrower shall: do or cause to be done all things necessary to preserve and keep in full force and effect Borrower's corporate existence and its material rights and franchises (including all FCC Licenses, Franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear and obsolescence) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; maintain in full force and effect all Access Rights necessary to continue to conduct its business substantially as now conducted or as otherwise permitted hereunder, and transact business only in such corporate and trade names as are set forth in Schedule 5.1. In addition to the foregoing, in the case of NCC, NCC in its capacity as managing general partner of Borrower shall not take any action to dissolve, whether pursuant to the terms of the Partnership Agreement or otherwise, and shall not withdraw, retire or otherwise cease to serve as the sole managing general partner of Borrower or to otherwise permit any other Person to exercise the management rights exercised by NCC as the managing general partner on the Closing Date.

         5.2      Payment of Charges.

                  (a) Subject to Section 5.2(b), Borrower shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all fees, royalties, charges or similar items relating to the Franchises, in each case, before any thereof shall become past due, except in the case of clauses
(ii) and (iii) where the failure to pay or discharge such Charges would not result in aggregate liabilities in excess of $100,000 or result in a default under any Franchise which could reasonably be expected to result in termination of, a material impairment of rights under, or the imposition of material costs or penalties in connection with, any such Franchise.

                  (b) Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in
Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, to the extent required in accordance with GAAP; (ii) no Lien (other than Permitted Encumbrances) shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral (including, without limitation, any FCC License or Franchise) becomes subject to forfeiture or loss as a result of such contest, and (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall, if so requested by Agent, deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met.

         5.3 Books and Records. Borrower shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Schedule 3.2.

         5.4      Insurance; Damage to or Destruction of Collateral.

                  (a) Borrower shall maintain at its own expense, with insurers acceptable to Agent and Lenders and shall comply with all terms and conditions of the following insurance coverages: (i) "All Risk Property and Boiler and Machinery Insurance;" specifically, Borrower shall maintain `all risk' or `special form' property insurance (applicable to all assets of Borrower other than overhead and underground lines) against direct physical loss or damage on an all risks basis, including flood and earthquake (which may be subject to a sublimit acceptable to the Agent and Lenders) and comprehensive boiler and machinery coverage, subject to a maximum deductible of $5,000 ($50,000 in the case of damage from flood or earthquake) and the property shall be insured for the full replacement cost and such policy shall contain an agreed amount endorsement waiving any coinsurance penalty; (ii) "Business Income;" specifically, as an extension of the coverage required under subparagraph (i) above, Borrower shall maintain business income insurance including extra expense in an agreed amount equal to at least $5,000,000, subject to a sublimit of $1,000,000 per location, and subject to a maximum deductible of five (5) days of interruption at any location, which shall contain an agreed amount endorsement waiving any coinsurance penalty; (iii) "Commercial General Liability Insurance;" specifically, Borrower shall maintain commercial general liability insurance written on an occurrence basis with a limit of not less than $1,000,000 each occurrence and $2,000,000 in the aggregate per location and such coverage shall include, but not be limited to, premises/operations, blanket contractual liability, independent contractors, broad form products and completed operations, personal injury, fire legal liability and employee benefits liability and such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law; (iv) "Workers' Compensation/Employers Liability;" specifically, Borrower shall maintain workers' compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of Borrower while at work or in the scope of his or her employment with Borrower and employer's liability insurance in an amount not less than $500,000 and such coverage shall not contain any occupational disease exclusions; (v) "Automobile Liability;" specifically, Borrower shall maintain automobile liability insurance covering owned, non-owned, leased, hired or borrowed vehicles against bodily injury or property damage and such coverage shall have a limit of not less than $1,000,000; (vi) "Excess/Umbrella Liability;" specifically, Borrower shall maintain excess or umbrella liability insurance in an amount not less than $4,000,000, written on an occurrence basis providing coverage limits in excess of the insurance limits required under subparagraphs (iii), and (iv) (employers liability only), and (v) above and such insurance shall follow form the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates and such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law.

                  (b) In addition to the foregoing, Borrower shall maintain at its own expense, with insurers acceptable to the Agent and Lenders such other insurance to such extent and against such risks, as are reasonably satisfactory to the Agent.

                  (c) Borrower shall cause each insurance policy (other than any policy referred to in clause (a)(iv) above related to workers' compensation) pertaining to the insurable properties to (i) name the Agent and each Lender as an "additional insured" if such policy is a liability policy;
(ii) name the Agent, for itself and on behalf of the Lenders, as "loss payee" if such policy is a property and/or boiler & machinery policy; (iii) provide that, the Agent and each Lender shall be notified in writing of any proposed cancellation or material change in risk, of such policy, initiated by Borrower's insurer at least thirty (30) days in advance prior to any proposed cancellation or material change in risk; (iv) contain a waiver of subrogation in favor of Agent, for itself and on behalf of the Lenders; (v) contain a breach of warranty in favor of the Loss Payee; (vi) contain a cross liability clause; (vii) provide that the insurance shall be primary and without right of contribution from any other insurance which may be available to Agent and Lenders; (viii) provide that Agent and Lenders have no responsibility for premiums.

                  (d) On the Closing Date and at least thirty (30) days prior to expiry of the policies, Borrower shall deliver or cause to be delivered to Agent a certificate of insurance evidencing that (i) all the coverages listed in this Section 5.4 have been renewed and continue to be in full force and effect for such period as shall be then stipulated; (ii) specifying the insurers with whom the insurances are carried; and (iii) containing such other certifications and undertakings as are customarily provided to Lenders, as reasonably requested by Agent.

                  (e) In the event that Borrower shall default in the performance of its obligations under this Section 5.4, Agent may, at its option, effect such insurance coverage with an insurer acceptable to the Agent and add the premium(s) paid therefor to the principal amount of the Obligations incurred pursuant hereto, and the amount of such premium shall be payable by Borrower on demand with interest thereon at the highest rate payable hereunder. In the event of a property or casualty loss, and so long as no Event of Default exists at such time, Borrower shall be paid directly by the insurer the proceeds of any insurance for such loss not exceeding $250,000 per occurrence, provided that Borrower shall use such proceeds for the restoration or replacement of the property or asset which was the subject of such casualty loss; provided, further, that if such proceeds are not used for such restoration or replacement prior to the earlier to occur of (x) the ninetieth (90th) day following the receipt thereof, and (y) the date on which a Default or Event of Default occurs, such proceeds shall be promptly prepaid in accordance with Section 1.2(c). In all other instances, the insurance proceeds involving property or casualty losses shall be paid to Agent, and Agent shall, for so long as no Default or Event of Default then exists, promptly deliver to Borrower the proceeds of any insurance thereon; provided that (i) Borrower shall use such proceeds for the restoration or replacement of the property or asset which was the subject of such loss, (ii) Borrower shall have demonstrated to the reasonable satisfaction of Agent that such property or asset will be restored to substantially its previous condition or will be replaced by comparable property or assets, and
(iii) if Agent and the Lenders had a security interest in and Lien upon the property or asset which was the subject of such loss, Agent shall have received if requested by it, satisfactory evidence as to the priority of Agent's and Lenders' security interest in and Lien upon such restored or replaced property or asset; provided, all such amounts (including all interest and other earnings on such cash collateral account) shall be held in an interest bearing cash collateral account controlled by Agent, and provided further, that until disbursed in accordance with this Section, that if such proceeds are not used for such restoration or replacement prior to the earlier to occur of (x) the ninetieth (90th) day following the receipt thereof, and (y) the date on which a Default or Event of Default occurs, such proceeds shall be promptly prepaid in accordance with Section 1.2(c). Notwithstanding the foregoing, in lieu of delivering such proceeds to Borrower, Agent shall have the right to retain such proceeds if in excess of $250,000 for the purpose of making periodic disbursement thereof to any contractors, subcontractors and materialmen to whom payment is owed in connection with such restoration.

         5.5 Compliance with Laws. Borrower shall comply with all federal, state, local and foreign laws and regulations applicable to it, including ERISA, labor laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         5.6 Supplemental Disclosure. On each date on which Borrower delivers Financial Statements required to be delivered pursuant to Sections 4.1(a) or (b), and at such other times as may be reasonably requested by Agent or at Borrower' election, Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided, that (a) no such supplement to any such Schedule or representation shall amend, supplement or otherwise modify any Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

         5.7 Intellectual Property. Borrower will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Licenses, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) otherwise have a material adverse effect upon Borrower's ability to operate each System in substantially the same manner as operated immediately prior to the Closing Date.

         5.8 Environmental Matters. Borrower shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are reasonably appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $100,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $100,000 in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Borrower or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then Borrower shall, upon Agent's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower's expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

         5.9      Acquisitions of Interests in Real Estate; Bailee Letters.

                  (a) Borrower shall promptly (but in any event at least seven (7) Business Days prior to consummation) notify the Agent in the event that any Borrower elects to enter into (i) a binding purchase and sale agreement or lease of any Real Estate (1) with a fair market value equal to or greater than $25,000 in the case of a purchase or an annual rent in excess of $36,000 in the case of a lease, or (2) upon which headend equipment will be located or stored (without regard to the purchase price or lease cost thereof), or (ii) a bailment arrangement with respect to any warehouse, processor or converter facility or other location where Collateral (x) with an aggregate value of $50,000 or more, or (y) which is (i) headend equipment or (ii) otherwise necessary to the business of Borrower, is stored or located (each a "Bailment Arrangement"), will deliver to Agent a copy of the related purchase agreement or lease respecting such Real Estate or documents evidencing the Bailment Arrangement.

                  (b) On or before the date Borrower (i) purchases any Real Estate or enters into any Lease for Real Estate, which is the subject of Section 5.9(a), or (ii) enters into a Bailment Arrangement, Borrower shall if requested by Agent, execute and deliver, or cause to be executed and delivered, to the Agent, the following:

                           (i) with respect to any such Real Estate in which a Borrower has a fee interest (the "Subject Property"), the Agent shall, unless waived in writing in the sole discretion of Agent, have received: (A) an executed Mortgage in recordable form, (B) a title insurance policy in favor of the Agent showing that the Subject Property is free of any encumbrances other than Permitted Encumbrances and insuring the respective Mortgage as a first mortgage lien, subject only to Permitted Encumbrances, (C) a Phase I showing that the Subject Property is free of material environmental concerns as determined by the Agent, (D) a survey showing the boundaries of the Subject Property and that any facilities located thereon are within such boundaries except for any minor encroachments or imperfections that do not impede in any material respect a Credit Parties' intended use thereof, (E) a flood search certificate showing that the Subject Property is not in a flood zone (or Borrower shall provide evidence of adequate flood insurance coverage, if applicable and available on commercially reasonable terms), and (F) tenant consents to the extent deemed necessary by Agent;

                           (ii) with respect to any such Real Estate in which a Borrower has a leasehold interest (other than a leasehold interest in property which is solely used as office space) (the "Subject Leasehold Property"), the Agent shall, unless waived in writing in the sole discretion of Agent, have received: (A) an executed Mortgage in recordable form, (B) a title commitment or policy (dated as of a date recent to the date of acquisition) showing that the Subject Leasehold Property is free of any encumbrances other than Permitted Encumbrances, (C) a copy of any and all Leases, licenses, easements, assignments of Lease and any other instruments which establish Borrower's chain of title, interests and rights in or with respect to such Subject Leasehold Property, all as properly recorded, or a recorded memorandum thereof (or, if not recorded, in recordable form), which is satisfactory to evidence that the Borrower's title, interests and rights in or to such Subject Leasehold Property are of record, (D) with respect to any Leasehold Mortgage or other security interest in favor of the Agent and the Lenders, consents and waivers from landlords, tenants and mortgages and any other consents and/or waivers which in the reasonable judgment of the Agent are required by the terms of applicable Leases, mortgages, or tenant Leases or as are otherwise required by applicable law, (E) a flood search certificate showing that the Subject Leasehold Property is not in a flood zone (or Borrower shall provide evidence of adequate flood insurance coverage, if applicable and available on commercially reasonable terms), (F) a Phase I report showing that the Subject Leasehold Property is free of material environmental concerns as determined by the Agent; and (vii) any other agreements or documents as the Agent may reasonably request which can be obtained using commercially reasonable efforts;

                           (iii) with respect to any Bailment Arrangement or any leasehold interest in property which is solely used as office space, the Agent shall have received an agreement or letter containing a waiver or subordination of all Liens or claims that the bailee may assert against the Collateral at the location which is the subject of the Bailment Arrangement, and shall otherwise be reasonably satisfactory in form and substance to Agent;

                           (iv) with respect to all Subject Property and Subject Leasehold Property, Agent shall also have received such other agreements, instruments or documents as the Agent determines are reasonably necessary to (A) grant to the Agent, for itself and on behalf of the Lenders, a valid and perfected first priority Lien in such Subject Property or Subject Leasehold Property, as the case may be, and the related facilities and other personal property interests thereon, and (B) to protect such Liens and the rights and remedies of the Agent and Lenders therein, including, without limitation, delivery of legal opinions reasonably satisfactory to the Agent from counsel qualified to practice in the jurisdictions in which the Subject Property or Subject Leasehold Property is located;

                           (v) For all purposes of this and any other provisions of this Agreement and the other Loan Documents, (x) any references to a "fee interest" or "owned" Site or similar terms shall also include, without limitation, easements and other property interests not limited in duration which constitute an ownership interest in less than all of the rights related to a particular site but shall not include ordinary course easements, rights of access, use ingress or egress incidental to and, not otherwise, individually or in the aggregate, necessary or material to the operations of Borrower or any System, in each case other than Access Rights (which shall be the subject of Sections 3.23(g) and 5.1) and (y) any references to a "leasehold interest" or "leased" Site or similar terms shall also include, without limitation, sites for which a Credit Party has the right to use or operate (whether as a result of a sublease, license or otherwise) and other property interests limited in duration and other ordinary rights or access, use, ingress or egress incidental to and, not otherwise, individually or in the aggregate, necessary or material to the operations of Borrower or any System, in each case other than Access Rights (which shall be the subject of Section 3.23(g) and 5.1).

         5.10 Further Assurances. Each Credit Party executing this Agreement agrees that it shall and cause Borrower to, at Borrower's expense and upon the reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement and each Loan Document.

         5.11 Legal Requirements. Borrower shall cause (i) all Franchises in which it has or shall have an interest to be issued and maintained solely in the name of Borrower, and (ii) all contracts and other rights in which it has or shall have an interest to be issued and maintained in the name of Borrower, NCC or an Affiliate of NCC (other that programming and similar agreements furnishing content for distribution over one or more Systems), and such contracts and other rights shall be the subject of a valid collateral assignment in favor of Agent for the benefit of Lenders, in form and substance reasonably acceptable to Agent. Borrower shall materially comply with all laws, ordinances or governmental rules, regulations and orders to which it is subject, and obtain or maintain all Franchises (including, without limitation, FCC Licenses and Franchises), permits, franchises or other governmental authorizations or approvals necessary for the ownership, of its properties and the conduct of its businesses, comply in all material respects with FCC and Franchise Authority construction, operating and reporting requirements and comply in all material respects with all applicable legal requirements in effect including, without limitation, (i) the Copyright Act and applicable rules and regulations of the U.S. pertaining to the U.S. Copyright Office; (ii) the Communications Laws including provisions thereof pertaining to signal leakage; (iii) the must-carry provisions and retransmission consent provisions of the Cable Act as they relate to the Systems; and (iv) all other applicable legal requirements relating to the construction, maintenance, ownership and operation of its assets and the Systems, including the legal requirements pertaining to utility pole make ready and to grounding and bonding of cable television systems. Borrower will maintain or cause to be maintained its properties in good repair, working order and condition (ordinary wear and tear excepted) and make or cause to be made all appropriate and proper repairs, renewals, replacements, additions and improvements thereto, and keep all systems and equipment which may now or in the future be subject to compliance with any material standards or rules (including, without limitation, the FCC, any Franchise Authority or other state or local governments or instrumentalities) in compliance in all material respects with such standards or rules. Borrower shall maintain, preserve and protect, and, when necessary, renew, all Franchises and all services marks, copyrights, trademarks, trade names and other rights held by it and all agreements to which it is a party which are necessary or useful to conduct its businesses, except where the failure to do any of the foregoing could not have a Material Adverse Effect.

         5.12 Filings and Consents. Borrower will file with the FCC, each Franchise Authority and other regulatory or administrative bodies in a timely fashion copies of the Loan Documents, to the extent required under applicable law, and any and all other documents required to be filed by applicable law, rules or regulations and shall take such other action as is necessary under applicable law and the rules and regulations of the applicable Franchise Authorities and the FCC to effect the purposes of the Loan Documents. Without limiting the generality of the foregoing, Borrower shall obtain such consents as may be required by any Franchise Authority or, to the extent permitted under applicable law, the FCC to permit the grant of a security interest in the Franchises in favor of the Agent and to otherwise effect the purposes of the Loan Documents.

6.       NEGATIVE COVENANTS

         Borrower agrees that (and each other Credit Party executing this Agreement agrees to cause Borrower to comply with Borrower's agreement to) from and after the date hereof and until the Termination Date:

         6.1 Mergers, Subsidiaries, Etc. Borrower shall not directly or indirectly, by operation of law or otherwise (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person.

         6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, Borrower shall not make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) Borrower may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, consistent with past practices; and (b) so long as Agent has not delivered an Activation Notice, Borrower may make investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in amounts not to exceed $1,000,000, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"), (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Bank, and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above, so long as (x) any instruments and agreements evidencing the same are pledged to Agent in accordance with the terms hereof and the Collateral Documents, and (ii) any Deposit Accounts, securities accounts or brokerage or similar accounts in which such investments are held are pledged to, and under the control of, Agent in accordance with the terms hereof and of the Collateral Documents.

         6.3      Indebtedness.

                  (a) Borrower shall not create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security

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

interests and Capital Leases permitted in Section 6.7(a)(iii), (ii) the Term Loan and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, and (iv) existing Indebtedness described in Schedule 6.3 and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to Borrower, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified.

                  (b) Borrower shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); and (iii) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv).

         6.4      Employee Loans and Affiliate Transactions.

                  (a)      Except as otherwise expressly permitted in this
Section 6 with respect to Affiliates, Borrower shall not after the date hereof enter into or be a party to any transaction with any Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of Borrower. In addition, if any such transaction or series of related transactions after the date hereof involves payments in excess of $50,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent and Lenders. All such transactions existing as of the date hereof are described in Schedule 6.4(a).

                  (b) Borrower shall not enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its employees on an arm's-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs, employee issued equipment and similar purposes up to a maximum of $15,000 to any employee and up to a maximum of $50,000 in the aggregate at any one time outstanding.

         6.5 Capital Structure and Business. Borrower shall not issue additional Stock. Borrower shall not amend its Partnership Agreement. Borrower shall not engage in any business other than the businesses currently engaged in by Borrower on the Closing Date. NCC shall remain the sole Managing General Partner of the Borrower and FNEJV shall remain the sole Administrative General Partner of the Borrower.

         6.6 Guaranteed Indebtedness. Borrower shall not create, incur, assume or permit to exist any Guaranteed Indebtedness except by endorsement of instruments or items of payment for deposit to the general account.

         6.7      Liens.

                  (a) Borrower shall not create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets including, without limitation, any Franchise (whether now owned or hereafter acquired) except for (i) Permitted Encumbrances; (ii) Liens in existence on the date hereof and summarized on Schedule 6.7(a) securing Indebtedness described on Schedule 6.3 and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided, that the principal amount so secured is not increased and the Lien does not attach to any other property; and (iii) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $250,000 outstanding at any one time for all such Liens (provided, that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets). In addition, Borrower shall not become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

                  (b) No Credit Party shall create, incur, assume or permit to exist any Lien on any Stock or other interest of such Credit Party in Borrower, including without limitation, any Credit Party's right to direct, manage or control Borrower.

         6.8      Sale of Stock and Assets.

                  (a) Except for (i) System Dispositions and (ii) the Permitted Matagorda Disposition, Borrower shall not sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including its Stock or any of its Accounts (in each case, whether in a public or a private offering or otherwise), other than (a) the sale of Inventory in the ordinary course of business, and (b) the sale, transfer, conveyance or other disposition by Borrower of Equipment and/or Fixtures and/or other property having a value not exceeding $250,000 in any Fiscal Year. With respect to any disposition of assets or other properties permitted pursuant to clause (b), Agent agrees on reasonable prior written notice to release the Lien on such assets or other properties in order to permit Borrower to effect such disposition and shall, at Borrower's expense, file or cause to be filed appropriate UCC-3 partial termination statements or other instruments evidencing such released Lien.

                  (b) Notwithstanding the foregoing, so as long as no Default or Event of Default is continuing or would result therefrom, Borrower may consummate a System Disposition (i) where the proceeds thereof are sufficient to prepay the Term Loan and all other Obligations in full in cash upon consummation of such System Disposition or (ii) for Fair Market Value, payable in cash at Closing (subject to customary holdback provisions not to exceed 10% of the purchase price); provided, however, that with respect to any such System Disposition, all proceeds of such System Disposition are applied to the prepayment of the Obligations to the extent required by Section 1.2(b).

         6.9 ERISA. Borrower shall not, or shall not cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liability in excess of $250,000 in the aggregate.

         6.10 Financial Covenants. Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

                  (a) Maximum Capital Expenditures. Borrower shall not make Capital Expenditures during the period beginning on the Closing Date and ending on December 31, 2003 (the "Stub Year") in excess of $850,000 or in any subsequent Fiscal Year in excess of $2,500,000; provided, however, that the lesser of (a) an amount equal to the difference obtained by taking the permitted Capital Expenditures threshold for the immediately prior Fiscal Year (or Stub Year, as the case may be), minus the actual amount of any Capital Expenditures expended during such Fiscal Year (or Stub Year, as the case may be) or (b) $2,500,000, may be carried forward to and increase the amount of permitted Capital Expenditures in the immediately succeeding Fiscal Year.

                  (b) Minimum Total Debt Service Coverage Ratio. Borrower shall have, at the end of each Fiscal Quarter set forth below, a Total Debt Service Coverage Ratio of not less than the following:

                  1.00 to 1.00      for the Fiscal Quarters ending September 30,
                                    2003, December 31, 2003, March 31, 2004,
                                    June 30, 2004, September 30, 2004 and
                                    December 31, 2004; and

                  1.10 to 1.00      for each Fiscal Quarter ending thereafter.

                  (c) Maximum Total Leverage Ratio. Borrower shall have, at the end of each Fiscal Quarter set forth below, a Total Leverage Ratio as of the last day of such Fiscal Quarter of not more than the following;

                  4.75 to 1.00      for the Fiscal Quarters ending September 30,
                                    2003, December 31, 2003 and March 31, 2004;

                  4.25 to 1.00      for the Fiscal Quarters ending June 30,
                                    2004, September 30, 2004, and December 31,
                                    2004;

                  4.00 to 1.00      for the Fiscal Quarters ending March 31,
                                    2005 and June 30, 2005; and

                  3.50 to 1.00      for each Fiscal Quarter ending thereafter.

                  (d) Minimum Interest Coverage Ratio. Borrower shall have, at the end of each Fiscal Quarter set forth below, a Minimum Interest Coverage Ratio as of the last day of such Fiscal Quarter of not less than the following;

                  2.50 to 1.00      for the Fiscal Quarters ending September 30,
                                    2003, December 31, 2003, March 31, 2004,
                                    June 30, 2004, September 30, 2004 and
                                    December 31, 2004;

                  3.00 to 1.00      for the Fiscal Quarters ending March 31,
                                    2005, June 30, 2005, September 30, 2005 and
                                    December 31, 2005; and

                  3.50 to 1.00      for each Fiscal Quarter ending thereafter.

         6.11 Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate (other than with respect to an interest in Real Estate consisting solely as the result of Access Rights) of where such Release would
(a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

         6.12 Sale-Leasebacks. Borrower shall not engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

         6.13 Restricted Payments. Borrower shall not make any Restricted Payment, except (a) payments and transactions to the extent permitted under
Section 6.4(b), and (b) subject to the Subordination Agreement, payment of the fees under the Management Agreement or Partnership Agreement under circumstances where no Default or Event of Default then exists hereunder or would result from the payment of such fees.

         6.14 Change of Name or Location; Existence; Change of Fiscal Year. Borrower shall not (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided, that any such new location shall be in the continental United States. Borrower shall not change its Fiscal Year. In any event, Borrower shall not dissolve, wind up its business or terminate the partnership or otherwise all the partnership to expire.

         6.15 Real Estate Purchases. Borrower shall not purchase a fee simple ownership interest Real Estate (other than Access Rights) with an aggregate purchase price in excess of $50,000.

         6.16 Changes Relating to Material Contracts. No Credit Party shall change or amend the terms of any of the Material Agreements.

7.       TERM

         7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Maturity Date, and the Term Loan and all other Obligations shall be automatically due and payable in full on such date.

         7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Term Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Maturity Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.12 and 1.13, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

                  (a) Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Term Loan or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within thirty (30) days following Agent's demand for such reimbursement or payment of expenses.

                  (b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.3, 1.5, 5.4, 6.1, 6.5, 6.10, or
6.13 or any of the provisions set forth in Annex A.

                  (c) Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4 or Section 6 (other than Sections 6.1, 6.5, 6.10, or 6.13) and the same shall remain unremedied for three (3) Business Days or more.

                  (d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.

                  (e) A default or breach occurs under any other agreement, document or instrument to which Borrower is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of Borrower in excess of $75,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $75,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof, in each case, regardless of whether such right is exercised, by such holder or trustee.

                  (f) Assets of any Credit Party with a fair market value of $75,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

                  (g) A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party's assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

                  (h) Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party's assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

                  (i) A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate at any time are outstanding against one or more of the Credit Parties (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

                  (j) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any Franchise or any other Collateral purported to be covered thereby with a fair market value in excess of $50,000 in the aggregate.

                  (k) Any Change of Control or event resulting in a Material Adverse Effect occurs.

                  (l) During any twelve-month period, any event or events occurs (other than System Dispositions or the Permitted Matagorda Disposition), whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of Borrower generating more than 10% of Borrower's revenues for the Fiscal Year preceding such event or events and such cessation or curtailment continues for more than thirty (30) days.

                  (m) Any default or breach by Borrower occurs and is continuing under any of the Material Contracts, which default or breach could reasonably be expected to, if uncured within any express grace period therein provided, result in the termination of such Material Contract or any of the Material Contracts is terminated for any reason, other than (i) any such termination by the Borrower in the ordinary course of its business for reasonable business purposes, and (ii) any expiration of the Material Contract
(a) for which a renewal thereof is being negotiated, and (b) for which, during the period of such negotiations, Borrower is not prevented from continuing business under the terms of the Material Contract so expired.

                  (n) One or more Franchises relating to the Systems covering in the aggregate more than 10% of Borrower's Subscribers shall be terminated or revoked such that Borrower is no longer able to operate such Franchises and retain the revenue received therefrom or Borrower or the grantors of such Franchises shall fail to renew such Franchises at the stated expiration thereof such that Borrower is no longer able to operate such Franchises and retain the revenue received therefrom, and such termination, revocation, or failure to renew shall not be cured through renewal or reinstatement within thirty (30) days.

         8.2      Remedies.

                  (a) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the ability of any portion of the Term Loan or other Obligations to bear interest at the LIBOR Rate so long as such Default or Event of Default is continuing (excluding LIBOR Loans outstanding on the date of the Event of Default for the then current LIBOR Period). If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

                  (b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice (i) declare all or any portion of the Obligations, including all or any portion of the Term Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (ii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(g) or (h), all of the Obligations, including the Term Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

         8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard,
(b) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

         8.4 Consent to Receiver. Without limiting the generality of the foregoing or limiting in any way the rights of Lenders and Agent under the Collateral Documents or otherwise under applicable law, at any time after the occurrence and during the continuance of an Event of Default and acceleration of the Notes and Obligations, the Agent, at the direction of Requisite Lenders, shall be entitled to apply for and have a receiver or receiver and manager appointed under state or federal law by a court of competent jurisdiction in any action taken by the Agent or Lenders to enforce their rights and remedies hereunder and under the Collateral Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Credit Parties, or any of them, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and the payment of the other Obligations until a sale or other disposition of such Collateral shall be finally made and consummated. EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT AND ACCELERATION OF THE NOTES AND OBLIGATIONS, AS PROVIDED ABOVE. EACH CREDIT PARTY GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, ACKNOWLEDGES THAT THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE LENDERS IN CONNECTION WITH THE ENFORCEMENT OF THEIR RIGHTS AND REMEDIES HEREUNDER AND UNDER THE COLLATERAL DOCUMENTS AND OTHER LOAN DOCUMENTS, AND THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDERS TO MAKE (AND COMMIT TO MAKE) THE LOANS TO BORROWER, AND AGREED TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE AGENT AND THE LENDERS IN CONNECTION WITH THE

ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL AND PROPERTY OF THE CREDIT PARTIES AND THEIR SUBSIDIARIES. NO RIGHT CONFERRED UPON THE LENDERS OR THE AGENT HEREBY OR BY ANY COLLATERAL DOCUMENT OR THE NOTES SHALL BE EXCLUSIVE OF ANY OTHER RIGHT REFERRED TO HEREIN OR THEREIN OR NOW OR HEREAFTER AVAILABLE AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE.

9.       ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

         9.1      Assignment and Participations.

                  (a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Term Loan or any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Lender or an Affiliate of a Lender) and the execution of an assignment agreement (an "Assignment Agreement" substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Term Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) include a payment to Agent of an assignment fee of $3,500 and (iv) so long as no Event of Default has occurred and is continuing, (A) not require Borrower to pay any additional fees or expenses (other than those generally payable to Lenders hereunder) and (B) require the consent of Borrower, which shall not be unreasonably withheld or delayed; provided, that no such consent shall be required for an assignment by a Lender to any other Lender, any Affiliate of any Lender or any investment fund that invests in commercial loans and that is managed by a Lender or an Affiliate of a Lender. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Term Notes in exchange for the Term Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any lender that is an investment fund may assign the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.

                  (b) Any participation by a Lender of all or any part of its Term Loan shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, the Term Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of the Term Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.10, 1.12, 1.13 and 9.7, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a "Lender". Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

                  (c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Term Loan, the Term Notes or other Obligations owed to such Lender.

                  (d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this
Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested (provided, that no such agreement, note, document or instrument imposes any obligations on any Credit Party in addition to those set forth for the benefit of Lenders under this Agreement or the other Loan Documents) and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.2(c).

                  (e) A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided, that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

                  (f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Term Loan to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.13(a), increased costs under Section 1.13(b), an inability to fund LIBOR Loans under Section 1.13(c), or withholding taxes in accordance with Section 1.12(a).

         9.2 Appointment of Agent. CIT is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2

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

are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by CIT or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

         If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

         9.3 Agent's Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Term Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         9.4 CIT and Affiliates. CIT shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include CIT in its individual capacity. CIT and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if CIT were not Agent and without any duty to account therefor to Lenders. CIT and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

         9.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

         9.6 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty
(30) days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

         9.7 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.8(c), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or any Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares, (other than offset rights exercised by any Lender with respect to Sections 1.12, 1.13 or 1.15). Borrower and each Guarantor agrees, to the fullest extent permitted by law, that upon the occurrence and during the continuation of an Event of Default
(a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

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

         9.8      Payments; Information; Actions in Concert.

                  (a)      Payments.

                           (i) Agent shall pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower by wire transfer to such Lender's account (as specified by such Lender in Annex B or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the Business Day.

                  (b)      Return of Payments.

                           (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

                           (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

                  (c) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct.

                  (d) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Term Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Term Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

10.      SUCCESSORS AND ASSIGNS

         10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties

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

hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.      MISCELLANEOUS

         11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Notwithstanding the foregoing, the CIT Fee Letter shall continue to be binding obligations of the parties.

         11.2     Amendments and Waivers.

                  (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and
(c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

                  (b) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of the Term Loan (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to the Term Loan of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Term Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $500,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the aggregate unpaid principal amount of the Term Loan that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of "Requisite Lenders" insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for

Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Term Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Term Notes at the time outstanding and each future holder of the Term Notes.

                  (c) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"):

                           (i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as "Non Consenting Lender");

                           (ii) requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained;

then, so long as Agent is not a Non Consenting Lender, at Borrower's request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non Consenting Lenders, and such Non Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Non Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

                  (d) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations) and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

         11.3 Fees and Expenses. Borrower shall reimburse (i) Agent for all reasonable out of pocket fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all reasonable fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

                  (a) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or advice with respect thereto;

                  (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person's gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable decision;

                  (c) any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the continuation of one or more Events of Default;

                  (d) any workout or restructuring of the Loans during the continuation of one or more Events of Default; and

                  (e) from and after the occurrence of an Event of Default, efforts to (i) monitor the Term Loan or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; provided, notwithstanding the foregoing, all costs and expense in connection with the protection of Collateral shall be reimbursed whether before or following the occurrence of any Event of Default;

                  (f) including, as to each of clauses (a) through (e) above, all reasonable attorneys' and other professional and service providers' fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: the reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

         11.4 No Waiver. Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrower specifying such suspension or waiver.

         11.5 Remedies. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

         11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

         11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

         11.8 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information, but in no event less than reasonable care) to maintain as confidential all confidential information provided to them by the Credit Parties and designated in writing as confidential for a period of three (3) years following receipt thereof, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender or their respective Affiliates; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this
Section 11.8 (and any assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above and to their potential assignees and participants); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent's or such Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender. Notwithstanding anything to the contrary set forth herein or in any other Loan Document or any other express or

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implied agreement, arrangement or understanding, if any, the obligations of confidentiality contained herein and therein, Agent, Lenders and each Credit Party (and any of their respective employees, officers, directors, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to either party relating to such tax treatment and tax structure. This authorization of tax disclosure is retroactively effective to the commencement of the first discussions between the parties regarding the transactions contemplated herein. The preceding sentence is intended to cause any structure or transaction not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to any structure or transaction.

         11.9     GOVERNING LAW.

         EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW JERSEY APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN ESSEX COUNTY, NEW JERSEY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF ESSEX COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW JERSEY, CORPORATION SERVICE COMPANY (CSC), WHOSE ADDRESS IS 830 BEAR TAVERN ROAD, WEST TRENTON, NEW JERSEY 08628, OR SUCH OTHER PERSON AS BORROWER SHALL DESIGNATE

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

HEREAFTER BY WRITTEN NOTICE GIVEN TO AGENT. THE AGENT AND EACH LENDER SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF BORROWER AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF BORROWER SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS IN THE STATE OF NEW JERSEY, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON BORROWER WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO SUCH BORROWER. BORROWER FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS AT THE ADDRESS AND IN THE MANNER SET FORTH IN SECTION 11.10, IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR HIS OR HER SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF BORROWER TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW JERSEY. BORROWER SHALL SERVE AND ADVISE THE AGENT THEREOF SO THAT AT ALL TIMES BORROWER WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS IN THE STATE OF NEW JERSEY ON BEHALF OF BORROWER WITH RESPECT TO THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

         11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and five (5) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on the signature pages of this Agreement or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in on the signature pages of this Agreement to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

         11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

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         11.12    Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

         11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

         11.14 Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of CIT or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to CIT and without the prior written consent of CIT unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with CIT before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower's name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to each Credit Party for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

         11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

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

         11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

         11.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.      GUARANTEE

         12.1 Guarantee. Each Guarantor party hereto unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor party hereto, the due and punctual payment of the principal of and interest on the Term Loan and of all other Obligations, when and as due, whether at maturity, by acceleration, by notice or prepayment or otherwise. Each Guarantor party hereto further agrees that the Obligations may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligations.

         12.2 Certain Waivers. To the fullest extent permitted by law, each Guarantor party hereto, from time to time, waives presentment to, demand of payment from and protest to any of Borrower or any other Person of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by law, the obligations of a Guarantor party hereto hereunder shall not be affected by (a) the failure of the Agent or any Lender to assert any claim or demand or to enforce any right or remedy against Borrower or any other Guarantor under the provisions of this Agreement or any of the other Loan Documents or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents, any guarantee or any other agreement; (c) the release of any security held by the Agent or any Lender for any of the Obligations; or (d) the failure of the Administrative Agent or any Lender to exercise any right or remedy against any other Guarantor of the Obligations.

         12.3 Guaranty of Payment. Each Guarantor party hereto further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Agent or any Lender to any security (if any) held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Agent or any Lender in favor of any Borrower or any other Person, each Guarantor hereby waiving the benefits of division and discussion.

         12.4 No Setoffs. To the fullest extent permitted by law, the obligations of each Guarantor party hereto, from time to time, shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, compensation, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by law, the obligations of each

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

Guarantor party hereto hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document, any guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity.

         12.5 Reinstatement. Each Guarantor party hereto, from time to time, further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal or of interest on any Obligation or any other Obligations is rescinded or must otherwise be returned by the Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

         12.6 Indemnification. Each Guarantor hereby, from time to time, acknowledges that the Obligations include, without limitation, any cost or expense which is of the nature of extrajudicial professional fees payable by the Agent or any Lender in accordance with any of the Loan Documents for services required by the Agent or any Lender in order to recover the capital and interest secured by any security interest entered into by any Loan Party or to conserve the property charged thereunder even if such cost or expense cannot be secured by such security interest. Each Guarantor undertakes to indemnify the Agent and each Lender with respect to all such reasonable costs and expenses.

         12.7 Subordination. Each Guarantor party hereto, from time to time, hereby subordinates to the Obligations all rights of subrogation against each Borrower and its property and all rights of indemnification, contribution and reimbursement from each Borrower and its property, in each case in connection with this guarantee and any payments made hereunder, and regardless of whether such rights arise by operation of law, pursuant to contract or otherwise and shall not exercise any such rights until such time as the Obligations have been indefeasibly paid in full in cash.

         12.8 Excess Payments Among Guarantors. If at any time more than one Guarantor exists, the Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor's Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this paragraph shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations (other than Contingent Obligations at Termination) have been indefeasibly paid in full in cash, and none of the Guarantors shall exercise any right or remedy under this paragraph against any other Guarantor until the Obligations have been indefeasibly paid in full in cash. For purposes of this paragraph, (a) "Excess Payment" shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Obligations; (b) "Pro Rata Share" shall mean, for any Guarantor in respect of any payment of Obligations by such Guarantor, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the

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

amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors; provided, however, that, for purpose of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) "Contribution Share" shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

13.      DEFINITIONS

         Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

         "Access Rights" means the various rights of Borrower to construct, operate and maintain the System or parts thereof in, over, under, and across the real property of others (whether such rights are contractual or statutory, recorded or unrecorded), including, without limitation, right of ways, easements, servitudes, permits, licenses, or other instruments in favor of Borrower (or their predecessors in title) and Borrower's successors and assigns.

         "Access Right Agreements" means any agreement or instrument evidencing Access Rights which are not recorded in the real property records of a pertinent jurisdiction, including, without limitation, Pole Attachment Agreements, Railroad Crossing Agreements and Multi-Tenant Unit Access Agreements.

         "Account Debtor" means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

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         "Accounts" means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Borrower agrees that (and each other Credit Party executing this Agreement agrees to cause Borrower to comply with Borrower's agreement to) from and after the date hereof and until the Termination Date Person with respect to any of the foregoing.

         "Activation Event" and "Activation Notice" have the meanings ascribed thereto in Annex A.

         "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude, with respect to the Credit Parties, the Agent and each Lender.

         "Agent" means CIT in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.6.

         "Agreement" means the Term Loan Agreement by and among Borrower, the other Credit Parties party thereto, CIT, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

         "Annualized EBITDA" means, with respect to any Fiscal Quarter, the product of (i) Borrower's EBITDA for then most recently completed Fiscal Quarter, multiplied by (ii) four.

         "Appendices" has the meaning ascribed to it in the recitals to the Agreement.

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

         "Applicable Margins" means collectively the Applicable Base Rate Margin and the Applicable LIBOR Margin.

         "Applicable Base Rate Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Base Rate applicable to the Term Loan, as determined by reference to Section 1.4(a).

         "Applicable LIBOR Margin" means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Section 1.4(a).

         "Assignment Agreement" has the meaning ascribed to it in Section
9.1(a).

         "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

         "Base Rate" means, for any day, a floating rate equal to the higher of
(i) the rate publicly quoted from time to time by The Wall Street Journal as the "prime rate" (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Base Rate shall take effect at the time of such change in the Base Rate.

         "Base Rate Loan" means a Loan or portion thereof bearing interest by reference to the Base Rate.

         "Blocked Accounts" has the meaning ascribed to it in Annex B.

         "Borrower" has the meaning ascribed thereto in the preamble to the Agreement.

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New Jersey and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

         "CIT" means CIT Lending Services Corporation, a Delaware corporation.

         "CIT Fee Letter" means that certain letter, dated as of the date hereof, between CIT and Borrower with respect to certain Fees to be paid from time to time by Borrower to CIT.

         "Cable Act" means Title VI of the Communications Laws of 1934, as amended, 47 U.S.C. Section 151 et seq., and all other provisions of the Cable Communications Policy Act of 1984, Pub. L. No. 98-549, and the Cable Television Consumer Protection and Competition Act of 1992, Pub., L. No. 102-385, and the Telecommunications Act of 1996, Pub. L. No. 104-104, as such statutes may be amended from time to time, and the rules and regulations thereunder, as in effect from time to time.

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

         "CATV System" means any cable distribution system owned or acquired by Borrower which receives audio, video, digital, other broadcast signals or information or telecommunications by cable, optical, antennae, microwave or satellite transmission and which amplifies and transmits such signals to Persons who receive such signals.

         "Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for the acquisition or construction of fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

         "Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

         "Capital Lease Obligation" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

         "Cash Collateral Account" has the meaning ascribed to it Annex B.

         "Cash Equivalents" has the meaning ascribed to it in Annex B.

         "Cash Management Systems" has the meaning ascribed to it in Section
1.8.

         "Change of Control" means any event, transaction or occurrence as a result of which (i) NCC shall cease to constitute the sole Managing General Partner of Borrower or shall otherwise fail or be prohibited from exclusively exercising the rights and powers set forth in Sections 11(a) and (b) of the Partnership Agreement (other than to the extent of the duties of the Administrative General Partner expressly enumerated in Section 12(c) of the Partnership Agreement)as provided or (ii) Northland Telecommunications Corporation ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of NCC.

         "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

         "Chattel Paper" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

         "Closing Date" means November __, 2003.

         "Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New Jersey; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in

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

different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New Jersey, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

         "Collateral" means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

         "Collateral Documents" means the Security Agreement, the Guarantor Pledge Agreement, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

         "Collection Account" means the account described in Annex B or such other account as may be designated by Agent from time to time in accordance with this Agreement.

         "Commercial Tort Claims" means, as to any Person, "commercial tort claims" as such term is defined in the Code.

         "Communications Laws" means the Communications Laws of 1934, as amended, inter alia, by the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, and the FCC's rules, regulations, orders and policies, all as may be amended from time to time.

         "Compliance Certificate" has the meaning ascribed to it in Section 4.1(a).

         "Concentration Account" has the meaning ascribed to it in Annex A.

         "Contracts" means all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

         "Control Letter" means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant limits any security interest in the applicable financial assets in a manner reasonably satisfactory to Agent,

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acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

         "Copyright Act" means Title 17 of the United States Code, as amended, and rules and regulations, orders, and policies of the U.S. Copyright Office, in each case as amended and in effect from time to time.

         "Copyright License" means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

         "Copyright Security Agreements" means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

         "Copyrights" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

         "Credit Parties" means Borrower and NCC, as Guarantor.

         "Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

         "Default Rate" has the meaning ascribed to it in Section 1.5(d).

         "Deposit Accounts" means all "deposit accounts" as such term in defined in the Code, now or hereafter held in the name of any Credit Party.

         "Disbursement Accounts" has the meaning ascribed to it in Annex C.

         "Documents" means any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

         "Dollars" or "$" means lawful currency of the United States of America.

         "EBITDA" means, with respect any Fiscal Quarter, without duplication, an amount equal to (a) Borrower's net income for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by Borrower (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining net income, in each case to the extent included in the calculation of net income of Borrower for such period in

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

accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to net income as the result of any grant to any members of the management of Borrower of any Stock, (vii) amounts actually paid by Borrower to reimburse Agent or Lenders pursuant to Section 11.3 with respect to actions taken pursuant to Sections 1.11 or 4.2, and (viii) other non-cash charges included in the determination of net income or loss, in each case to the extent included in the calculation of net income of Borrower for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining Borrower's net income: (1) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (2) any write-up of any asset; (3) any net gain from the collection of the proceeds of life insurance policies; and (4) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of Borrower.

         "Environmental Laws" means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42
U.S.C. Sections 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. Sections 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Sections 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. Sections 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. Sections 2601 et seq.); the Clean Air Act (42
U.S.C. Sections 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.); the Occupational Safety and Health Act (29
U.S.C. Sections 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. Sections 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

         "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

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

         "Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

         "Equipment" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located and, in any event, including all Borrower's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

         "ERISA Affiliate" means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

         "ERISA Event" means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under
Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

         "ESOP" means a Plan that is intended to satisfy the requirements of
Section 4975(e)(7) of the IRC.

         "Event of Default" has the meaning ascribed to it in Section 8.1.

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

         "Existing Lenders" means Bank of America, N.A., as successor to SeaFirst Bank, Bank of Montreal, Bank One, N.A., Darby Bank and Trust Company and Bank of Toccoa.

         "Existing Lenders' Obligations" means all obligations arising under (i) that certain Commercial Loan Agreement, dated as of December 1, 1997, between Northland Cable Properties Seven Limited Partnership and the Existing Lenders, as amended, (ii) that certain Business Loan Agreement, dated as of February 19, 2003, by and between Borrower and Darby Bank and Trust Company, and (iii) that certain Promissory Note, dated April 24, 1998, in favor of Bank of Toccoa, in the original principal amount of $190,000.00.

         "FAA" means the Federal Aviation Administration, or its successor agency.

         "FNEJV" means FN Equities Joint Venture, a California joint venture.

         "Fair Labor Standards Act" means the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq.

         "Fair Market Value" means with respect to any asset or group of assets at any date, the value of the consideration obtainable in a sale or other disposition of such asset (or assets) at such date assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset (or assets), as reasonably determined by the Managing General Partner in accordance with the provision of the Partnership Agreement.

         "FCC" means the Federal Communications Commission of the United States or any governmental body succeeding to the functions of such commission in whole or in part.

         "FCC License" means any radio, microwave, or other communications license, permit, certificate of compliance, franchise, approval or authorization granted or issued by the FCC for control, ownership, acquisition, construction or operation of Borrower's business.

         "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

         "Fees" means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

         "Financial Covenants" means the financial covenants set forth in
Section 6.10.

         "Financial Statements" means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4.

         "Fiscal Month" means any of the monthly accounting periods of Borrower.

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

         "Fiscal Quarter" means any of the quarterly accounting periods of Borrower, ending on March, June, September and December of each year.

         "Fiscal Year" means any of the annual accounting periods of Borrower ending on December 31 of each year.

         "Fixtures" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by Borrower.

         "Franchise" means a franchise, permit or license (including, without limitation, an FCC License), designation or certificate granted by any Governmental Authority pursuant to which Borrower has the right to own, construct or operate a CATV System.

         "Franchise Authority" means any state or local regulatory agency or body or other Governmental Authority (including, without limitation, any party having authority to grant or oversee operation of any Franchise) that exercises jurisdiction over, or otherwise grants a Franchise to Borrower with respect to, the ownership, construction or operation of any CATV System in which all or any portion of a System is located.

         "Funded Debt" means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

         "GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

         "General Intangibles" means "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by Borrower, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash,

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

Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

         "Goods" means any "goods" as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, local or municipal governmental or quasi governmental entity or jurisdiction, and any agency, department, instrumentality or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guaranteed Indebtedness" means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or
(e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

         "Guaranties" means, collectively, the NCC Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

         "Guarantors" means NCC and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

         "Hazardous Material" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other

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similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

         "Indebtedness" means, with respect to any Person, without duplication
(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

         "Indemnified Liabilities" has the meaning ascribed to it in Section
1.10.

         "Indemnified Person" has the meaning ascribed to it in Section 1.10.

         "Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

         "Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

         "Interest Expense" means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

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

         "Interest Coverage Ratio" means, with respect to any Fiscal Quarter, the ratio of Annualized EBITDA for such period to aggregate Interest Expense for the immediately preceding four (4) consecutive Fiscal Quarters.

         "Interest Payment Date" means (a) as to any Base Rate Loan, the first Business Day of each quarter to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, the Maturity Date shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under the Agreement.

         "Inventory" means any "inventory," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in Borrower's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

         "Investment Property" means all "investment property" as such term is defined in the Code now owned or hereafter acquired by Borrower, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of Borrower, including the rights of Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of Borrower; (iv) all commodity contracts of Borrower; and (v) all commodity accounts held by Borrower.

         "IRC" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

         "IRS" means the Internal Revenue Service.

         "Lease" means any lease, sublease, or other periodic payment arrangement (including, without limitation, licenses for use or collocation arrangements) for the use or possession of Real Estate.

         "Lenders" means those Lenders having Term Loan Commitments.

         "Lenders" means CIT, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

         "Letter-of-Credit Rights" means, as to any Person, "letter-of-credit rights" as such term is defined in the Code, now owned or hereafter acquired by such Person, including rights to

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payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

         "LIBOR Business Day" means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

         "LIBOR Loan" means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

         "LIBOR Period" means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by Borrower's irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

                  (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

                  (b) any LIBOR Period that would otherwise extend beyond the Maturity Date shall end two (2) LIBOR Business Days prior to such date;

                  (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

                  (d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

                  (e) Borrower shall select LIBOR Periods so that there shall be no more than eight (8) separate LIBOR Loans in existence at any one time.

         "LIBOR Rate" means for each LIBOR Period, a rate of interest determined by Agent equal to:

                  (a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

                  (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the

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

         Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

                  If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

         "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party (other than the Master Programming Agreement).

         "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

         "Litigation" has the meaning ascribed to it in Section 3.11.

         "Loan Account" has the meaning ascribed to it in Section 1.9.

         "Loan Documents" means the Agreement, the Term Notes, the Collateral Documents, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

         "Management Agreement" means that certain Amended and Restated Management Agreement, dated as of January 3, 1990, between Borrower and NCC.

         "Margin Stock" has the meaning ascribed to it in Section 3.10.

         "Master Programming Agreement" means that certain Programming Agreement, dated as of August 1, 1993, by and between NCC and Borrower, as the same exists on the date hereof.

         "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower or any Credit Party, (b) Borrower's ability to pay any of the Term Loan or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents.

         "Material Agreements" means (a) any of the agreements relating to a Franchises identified on Schedule 3.23(a), (b) the Master Programming Agreement,
(c) the Management Agreement, (d) that certain Communications Use Lease, dated December 8, 1997, between the United States Forrest Service and Borrower relating to the Off-Air Tower & Headend Site located on Currahee Mtn./Hwy 123 West, Toccoa, Georgia, (e) that certain Tower Site Lease Agreement, dated April 1, 1996 and agreed to on March 19, 1993 between Cecil J. Hodges, Jr. and Borrower as assignee of TCI Cablevision of Georgia, Inc. relating to the Headend Site located on Oconee Road, Tennille, Georgia, (f) that certain Letter Agreement, dated September 30, 1991 and agreed to on March 19, 1993, between Achenbach Family Farm, Inc. and Borrower as assignee of TCI Cablevision of Georgia, Inc. relating to the Headend and Tower Site located in the 51 G.M. District, Vidalia, Georgia, and (g) any other material agreement entered into by Borrower after the Closing Date which is reasonably designated as a Material Agreement by the Agent.

         "Maturity Date" means, means the earliest of (a) March 31, 2009, (b) the date of termination of Lenders obligation to permit the Term Loan to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Term Loan.

         "Maximum Term Loan Amount" means the aggregate commitment of all Lenders to make the Term Loan on the Closing Date, which aggregate commitment shall be Twenty One Million Five Hundred Thousand Dollars ($21,500,000).

         "Mortgages" means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Real Estate to the extent required by Sections 2.1(f) and 5.9, all in form and substance reasonably satisfactory to Agent.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

         "Multi-Tenant Unit Access Agreement" means an agreement granting to Borrower the right to offer cable television services to the tenants of multi-tenant buildings located within a System.

         "NCC" has the meaning ascribed thereto in the recitals to the Agreement.

         "NCC Guaranty" means the guaranty of even date herewith executed by NCC in favor of Agent and Lenders.

         "NCC Pledge Agreement" means the Pledge Agreement of even date herewith executed by NCC in favor of Agent, on behalf of itself and Lenders, pledging NCC's right to receive distributions from Borrower.

         "Notice of Conversion/Continuation" has the meaning ascribed to it in
Section 1.5(e).

         "Obligations" means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, hedging obligations under swaps, caps and collar arrangements provided by any Lender, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

         "Partnership Agreement" means that certain Amended and Restated Agreement of Limited Partnership of Borrower, dated as of September 30, 1987, as the same has been amended prior to the date of this Agreement.

         "Patent License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

         "Patent Security Agreements" means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

         "Patents" means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" means a Plan described in Section 3(2) of ERISA.

         "Permitted Matagorda Disposition" means the sale, transfer, wind-down or teardown or abandonment of the Subscriber base and/or other assets comprising the System serving approximately 100 Subscribers in Matagorda, Texas.

         "Permitted Encumbrances" means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b), provided, that they remain inchoate and unperfected and subordinate to the Agent's Liens under the Loan Documents; (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA) in an outstanding aggregate amount not in excess of $250,000 at any time; (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business in an outstanding aggregate amount not in excess of $250,000 at any time; (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate and provided that they remain subordinate to the Agent's Liens under the Loan Documents; (e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $250,000 at any time, so long as such Liens attach only to Inventory;
(f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party in an outstanding aggregate deposit amount not in excess of $250,000 at any time; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(f); (h) whether or not disclosed on a title policy delivered zoning restrictions, rights of way, easements, licenses, or other restrictions on the use of any Real Estate or other minor defects, encroachments or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; and
(j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement .

         "Permitted Wave Transaction Proceeds" means all amounts which are the subject of that certain Holdback Agreement, dated as of March 11, 2003 by and between Borrower and WaveDivision Holdings, LLC relating to the holdback of $1,060,054 from the purchase price payable to Borrower pursuant to that certain Asset Purchase Agreement, dated October 28, 2002, as amended.

         "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

         "Plan" means, at any time, an "employee benefit plan," as defined in
Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

         "Pledge Agreements" means the NCC Pledge Agreement, and any other pledge agreement entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

         "Pole Attachment Agreement" means any pole attachment agreement or underground conduit use agreement entered into by or on behalf of Borrower with respect to the operation of any System.

         "Proceeds" means "proceeds," as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

         "Pro Forma" means the unaudited balance sheet of Borrower dated as of September 30, 2003 after giving pro forma effect to the Refinancing.

         "Projections" means Borrower's forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a System by System or basis and otherwise consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

         "Pro Rata Share" means with respect to all matters relating to any Lender the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Term Loans held by that Lender, by (ii) the outstanding principal balance of the Term Loans held by all Lenders.

         "Qualified Plan" means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

         "Qualified Assignee" means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes or otherwise breaching applicable law; provided that (i) no Person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and (ii) no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that

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

holds Subordinated Debt or Stock issued by any Credit Party, shall be a Qualified Assignee, without (in either case) the prior written consent of the Agent.

         "Real Estate" has the meaning ascribed to it in Section 3.4.

         "Refinancing" means the repayment in full by Borrower of the Existing Lenders Obligations on the Closing Date.

         "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

         "Requisite Lenders" means Lenders having more than 66 2/3% of the aggregate outstanding amount of the Term Loans.

         "Restricted Payment" means, with respect to Borrower (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

         "Retiree Welfare Plan" means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

         "Schedules" means the Schedules prepared by Borrower and denominated as Schedules 1.1 through 6.7(a) in the Index to the Agreement.

         "Security Agreement" means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

         "Software" means all "software" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

         "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and
(d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

         "Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

         "Stockholder" means, with respect to any Person, each holder of Stock of such Person.

         "Subordination Agreement" means that certain Subordination Agreement, dated as of the Closing Date, between NCC and Agent.

         "Subordinated Debt" means any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

         "Subscriber" means, as of any date of determination thereof, the sum of
(i) the total number of households (exclusive of "additional outlets," as such term is commonly understood in the cable television industry and also exclusive of customers billed on a bulk billing or commercial account basis) subscribing on the most recent billing cut-off date prior to the last day of the Fiscal Quarter of the Borrower ending on, or most recently ended prior to, such date to receive basic or expanded basic service (as such terms are commonly understood in the cable television industry) in the cable television systems of the Borrower and its Subsidiaries and paying the standard monthly service fees and charges imposed by the Borrower and such Subsidiaries, provided that such term shall not include any household whose account is more than ninety (90) days past due for amounts in excess of $10.00 on the most recent billing cut-off date prior to the last day of the Fiscal Quarter of the Borrower ending on (or most recently ended prior to) such date and (ii) the total number of equivalent households served on a bulk billing or commercial account basis, which shall be deemed to be equal to the sum obtained by adding (A)

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

the quotient of (a) the total fees and charges received from customers receiving basic only service during the Fiscal Quarter of the Borrower and such Subsidiaries ending on, or most recently ended prior to, such date on a bulk billing or commercial account basis by (b) the weighted average standard monthly service fees and charges for basic service, and (B) the quotient of (a) the total fees and charges received from customers receiving basic and expanded basic service during the Fiscal Quarter of the Borrower and such Subsidiaries ending on, or most recently ended prior to, such date on a bulk billing or commercial account basis by (b) the weighted average standard monthly service fees and charges for basic and expanded basic service (as such terms are commonly understood in the cable television industry) that "Basic Subscribers" of the type described in clause (i) above were billed during such Fiscal Quarter.

         "Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

         "Supporting Obligations" means all "supporting obligations" as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

         "System Disposition" means the sale of all or any portion of a System in accordance with the provisions of the Partnership Agreement, the effect of which is to reduce the number of Subscribers serviced by the Borrower and where the net proceeds of which are repaid in accordance with Section 1.2(b)(i); provided, however, the Permitted Matagorda Disposition shall not constitute a System Disposition to the extent the proceeds of any sale or other disposition thereof do not exceed $50,000.

         "Systems" means the CATV Systems, including those for the municipalities listed on Schedule 3.23(a)(i) attached hereto, in respect of which Borrower is franchised or otherwise holds legal and valid authority to operate.

         "Taxes" means taxes, levies, imposts, deductions, Charges or with NCC, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

         "Termination Date" means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been

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

completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with Annex B, and (d) Borrower shall not have any further right to borrow any monies under the Agreement.

         "Term Loan" has the meaning assigned to it in Section 1.1(a)(i).

         "Term Note" has the meaning assigned to it in Section 1.1(a)(i).

         "Title IV Plan" means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "Total Debt Service" means, with respect to any Fiscal Quarter, the sum (without duplication) of (a) estimated Interest Expense of Borrower for the immediately succeeding four (4) consecutive Fiscal Quarters (assuming no change in interest rates applicable to variable rate Indebtedness and after giving effect to any scheduled repayments during such four (4) Fiscal Quarters), plus
(b) scheduled payments to be made during the immediately succeeding four (4) consecutive Fiscal Quarters on account of principal of Indebtedness of Borrower (including, (i) scheduled principal payments in respect of the Term Loan and (ii) Capital lease Obligations, in each case, required to be paid by Borrower during such period ).

         "Total Debt Service Coverage Ratio" means, with respect to any Person for any period, the ratio of Annualized EBITDA to Total Debt Service.

         "Total Leverage Ratio" means, with respect to Borrower, on a consolidated basis, the ratio of (a) Funded Debt as of any date of determination to (b) the sum of Annualized EBITDA as of any date of determination.

         "Trademark Security Agreements" means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

         "Trademark License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

         "Trademarks" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

         "Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan

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

exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

         "Welfare Plan" means a Plan described in Section 3(i) of ERISA.

         "Working Capital" means the average of Borrower's Current Assets less Current Liabilities for the first three months of each Fiscal Year compared to the average of Borrower's Current Assets less Current Liabilities for the last three months of such Fiscal Year.

         All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

         Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

                        [Signatures Follow on Next Page]

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                             BORROWER:

                             NORTHLAND CABLE PROPERTIES
                             SEVEN LIMITED PARTNERSHIP

                             By: Northland Communications Corporation,
                             its Managing General Partner

                             By: /s/ Gary S. Jones
                                -------------------
                             Name: Gary S. Jones
                             Title: President

                             Address for Notices:
                             Northland Cable Properties Seven Limited
                             Partnership c/o Northland Communications
                             Corporation (Managing General Partner)
                             101 Stewart Street - Suite 700
                             Seattle, Washington 98101
                             Attention: President and Senior Counsel
                             Telecopy: (206) 623-9015

                             with a copy (which shall not constitute notice) to:

                             Cairncross & Hempelmann
                             A Professional Service Corporation
                             524 Second Avenue, Suite 500
                             Seattle, Washington 98104-2323
                             Attention: John P. Stokke, Esq.
                             Telecopy: (206) 587-2308

                             [Signatures Continue on Next Page]

Signature Page to Term Loan Agreement

                            LENDER:

                            CIT LENDING SERVICES CORPORATION,
                            as Agent and Lender

                            By: /s/ John Tamburro
                               ------------------------------
                            Name: John Tamburro
                            Title: Vice President

                            Address for Notices:

                            CIT Lending Services Corporation
                            1 CIT Drive
                            Livingston, New Jersey 07039
                            Attention: Vice President, Credit Structured
                                       Finance  - Communications and Media
                                       Finance Group
                            Telecopy: 973-535-1816

                            with a copy (which shall not constitute notice) to:

                            CIT Legal Department
                            1 CIT Drive
                            Livingston, New Jersey 07039
                            Attention: Vice President and Assistant Chief
                                       Counsel Structured Finance-Communications and Media Finance Group
                            Telecopy: 973-422-5822

                            with a further copy (which shall not constitute notice) to:

                            Hunton & Williams LLP
                            600 Peachtree Street, NE
                            Suite 4100, Bank of America Plaza
                            Atlanta, Georgia 30308
                            Attention: John R. Schneider, Esq.
                            Telecopier: 404-602-8669

Signature Page to Term Loan Agreement

         The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrower.

                                            NORTHLAND COMMUNICATIONS
                                            CORPORATION

                                            By: /s/ Gary S. Jones
                                               ---------------------------------
                                            Name: Gary S. Jones
                                            Title: President

Signature Page to Term Loan Agreement

                                     ANNEX A
                             CASH MANAGEMENT SYSTEM

         Borrower shall establish and maintain the Cash Management Systems described below:

         (a) (i) On or before the Closing Date and until the Termination Date, Borrower shall establish blocked accounts in such Borrower's name and otherwise complying with clause (c) below ("Blocked Accounts") at the banks set forth in Schedule 3.17(a) (each, a "Relationship Bank"), and (ii) as of the Closing Date Borrower also may maintain one or more depositary accounts with the banks set forth in Schedule 3.17(b), and may establish from time to time one or more additional or replacement depository accounts with on or more additional banks on or after the date on which Borrower supplements Schedule 3.17(b) to disclose such new account (collectively, the "Permitted Depositary Accounts"). At all times prior to the Termination Date, Borrower shall (i) deposit and cause its local offices to deposit promptly, and in any event no later than the second Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral into one or more Permitted Depositary Accounts, and (ii) maintain and use its best efforts to require all of Borrower's local managers to abide by Borrower's existing cash management policies which require that all amounts in excess of $5,000 maintained in any Permitted Depositary Account to be promptly deposited into one or more Blocked Accounts.

         (b) Borrower may maintain, in its name, an account (each a "Disbursement Account" and collectively, the "Disbursement Accounts") at a bank reasonably acceptable to Agent for use by such Borrower solely in accordance with the provisions of Section 1.3.

         (c) On or before the Closing Date, U.S. Bank, N.A. shall have entered into tri-party blocked account agreement with Agent, for the benefit of itself and Lenders, and Borrower, in form and substance reasonably acceptable to Agent, which shall (x) relate to all Deposit Accounts of Borrower at such banks, and (y) become operative on or prior to the Closing Date. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable Blocked Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account (and no right of indemnity from Agent or Lenders), as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees, from and after the receipt of a notice (an "Activation Notice") from Agent (which Activation Notice may be given by Agent at any time at which an Event of Default has occurred and is continuing (any of the foregoing being referred to herein as an "Activation Event")), to forward immediately all amounts in each Blocked Account to the Collection Account through daily sweeps from such Blocked Account into the Collection Account. From and after the date Agent has delivered an Activation Notice to any bank with respect to any Blocked Account(s), no Borrower shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements and no Borrower nor any Subsidiary shall have any right to direct the management of the Blocked Accounts or the disposition of the amounts therein. Borrower agrees that no Permitted Depositary Account or other account of any type or nature whatsoever shall be maintained by or on behalf of Borrower, other than those specifically listed on Schedule 3.17(b) as amended from time to time as provided in subsection (a) above. Furthermore, Borrower agrees that at any time following the occurrence and during the continuance of an Event of Default, Borrower shall deliver to Agent, for the benefit of Lenders, a blocked account agreement, in form and substance satisfactory to Agent and Requisite Lenders related to all accounts of Borrower for which a blocked account agreement has not been previously delivered under the terms hereof. In the event any such blocked account agreements are not received, Borrower shall, at the request of Agent, close such account and transfer all amounts in such account to an account which is the subject of a blocked account agreement.

         (d) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 3.17(a) to add or replace a Relationship Bank or Blocked Account or to replace any Disbursement Account; provided, that
(i) Agent shall have consented in writing (which consent shall not be unreasonably withheld or delayed) in advance to the opening of such account with the relevant bank and (ii) prior to the time of the opening of such account, Borrower and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent and Requisite Lenders. Borrower shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts of the bank holding such accounts or Agent's liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent's reasonable judgment.

         (e) The Blocked Accounts and the Disbursement Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which each Borrower and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

         (f) All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.7 and shall be applied (and allocated) by Agent in accordance with Section 1.8. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

         (g) Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Borrower (each a "Related Person") to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by Borrower or any such Related Person, and (ii) within two (2) Business Days after receipt by Borrower or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account or a Permitted Depositary Account. Borrower on behalf of itself and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the

Collateral. Other than as expressly permitted by this Annex A, all proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

                                      A-3